Exhibit 10.3

Execution Version

CONSENT AND SIXTH AMENDMENT

TO NOTE PURCHASE AGREEMENT

This CONSENT AND SIXTH AMENDMENT TO NOTE PURCHASE AGREEMENT, dated as of December 21, 2018 (this “Amendment”) amends that certain Amended and Restated Note Purchase Agreement, dated as of September 14, 2010 (as amended, restated, amended and restated or otherwise modified prior to the date hereof, the “Agreement”), by and among SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C. (the “Company”) and the holders of the notes issued thereunder (“Holders”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement (as amended by this Amendment) and the rules of interpretation set forth therein shall apply to this Amendment.

RECITALS

WHEREAS, the Company and the Holders are parties to the Agreement;

WHEREAS, InfraREIT Partners, LP (“InfraREIT Partners”), a Delaware limited partnership and an indirect parent of the Company, and InfraREIT, Inc. (“InfraREIT”), the general partner of InfraREIT Partners, have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), with Oncor Electric Delivery Company LLC (“Oncor”), 1912 Merger Sub LLC (“Merger Sub”) and Oncor T&D Partners, LP (“Merger Partnership”), pursuant to which the parties thereto will effect a business combination through (i) a merger of InfraREIT with and into Merger Sub, with Merger Sub being the surviving entity (the “InfraREIT Merger”), (ii) a contribution (the “Affiliate Contribution”) by such surviving entity of a 1% limited partnership interest in InfraREIT Partners to an affiliate of Oncor, and (iii) immediately following the consummation of the InfraREIT Merger and the Affiliate Contribution, a merger of Merger Partnership with and into InfraREIT Partners, with InfraREIT Partners being the surviving entity (together with the InfraREIT Merger, the “Mergers”), in each case, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, the Company entered into an Agreement and Plan of Merger (the “Asset Exchange Agreement”), with Sharyland Utilities, L.P. (“Sharyland”) and Oncor, upon the terms and subject to the conditions of which, among other things, (i) Sharyland will allocate to and vest in the Company, and the Company will accept and assume, through the joint survivor merger of Sharyland and the Company provided for in the Asset Exchange Agreement (the “SU-SDTS Merger”), the NTX Package (as defined in the Asset Exchange Agreement) and (ii) the Company will allocate to and vest in Sharyland, and Sharyland will accept and assume, through the SU-SDTS Merger, the STX Package (as defined in the Asset Exchange Agreement);

WHEREAS, the Company owns certain real property and other assets that it leases to Sharyland pursuant to the SU/SDTS Leases (as defined in the Asset Exchange Agreement);

WHEREAS, concurrently with the execution and delivery of the Asset Exchange Agreement, InfraREIT, InfraREIT Partners and the Company entered into an Omnibus Termination Agreement (the “Omnibus Termination Agreement”), with Hunt Consolidated, Inc., Hunt Transmission Services, L.L.C., Electricity Participant Partnership, L.L.C. and Hunt Utility Services, LLC (collectively, “Hunt”) and Sharyland, upon the terms and subject to the conditions of which, among other things, the Management Agreement (as defined in the Omnibus Termination Agreement) and the SU/SDTS Leases will be terminated (collectively, the “Contract Terminations”) in exchange for the payment of the Termination Amount (as defined in the Omnibus Termination Agreement) effective immediately upon the Closing (as defined in the Asset Exchange Agreement);

WHEREAS, Sharyland holds limited liability company interests in, and is the managing member of, the Company;

WHEREAS, pursuant to the Asset Exchange Agreement, immediately prior to the Effective Time (as defined in the Asset Exchange Agreement), all of Sharyland’s equity interests in the Company will be cancelled (the “Equity Cancellation” , including all of its limited liability company interests and related economic interests in the Company, causing the Company to become a wholly owned, indirect subsidiary of InfraREIT Partners;

WHEREAS, Sharyland and SU Investment Partners, L.P., a Texas limited partnership, have entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Sempra Texas Utilities Holdings I, LLC (“Purchaser”) and Sempra Energy pursuant to which, immediately following the Equity Cancellation, the SU-SDTS Merger and the Mergers, Purchaser will purchase a 50% limited partnership interest in Sharyland Holdings, L.P., which will own a 100% interest in Sharyland (together with the Contract Terminations, the Mergers, the SU-SDTS Merger, the Equity Cancellation and all other transactions contemplated by the Merger Agreement, the Asset Exchange Agreement and the Securities Purchase Agreement, collectively, the “Transactions”);

WHEREAS, pursuant to the Agreement (including in particular Section 9.8), the Company is required to, among other things, maintain in full force and effect the SU/SDTS Leases and comply with various requirements, restrictions and limitations relating to the SU/SDTS Leases, Sharyland (as a Qualified Lessee in respect of the SU/SDTS Leases), the ownership of Sharyland and other related provisions (the “Subject Provisions”); and

WHEREAS, the Company has requested, and the Holders party hereto have agreed subject to the terms and conditions hereof to, notwithstanding anything to the contrary in the Note Documents in connection with the Transactions, amend the Agreement to remove the Subject Provisions, as more particularly set forth in Annex A hereto.

NOW THEREFORE, in consideration of the mutual agreement herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Consent under Agreement. In accordance with Section 17.1 of the Agreement, the Holders party hereto hereby consent to the Transactions and the execution and delivery of the documents referenced herein and agree that no breach, violation, Default or Event of Default shall be deemed to arise, nor shall any make-whole or mandatory prepayment be due and payable, under the Note Documents as a result of the Transactions closing on or prior to the Closing Date (as defined in the Merger Agreement); provided that, the consent contained in this Section 1 shall only be relied upon for the specific purpose set forth herein and shall not constitute a custom or course of dealing among the parties hereto, nor shall it be deemed a consent to or waiver of any other Default or Event of Default.

2. Amendments to the Agreement. The Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold underlined text (indicated textually in the same manner in the following example: underlined text), as set forth in the Agreement as attached hereto as Annex A, which amendments shall become effective upon (a) the execution and delivery of the Closing Certificate (attached hereto as Exhibit A) by the Company to the Holders (which shall be deemed to occur upon posting thereof on IntraLinks or similar website to which Holders have access) and (b) payment by the Company to each holder of Notes its pro rata share of an aggregate amendment fee for all Notes equal to $389,054.37.

3. Conditions to the Effective Date. This Amendment shall become effective as of the first date upon which each of the following conditions have been satisfied:

a.	executed counterparts of this Amendment, duly executed by the Company and the Holders party hereto, shall have been delivered to the Holders party hereto;

b.

the representations and warranties of the Company set forth in Section 4 hereof are true and correct in all material respects on and as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representation or warranty was true and correct in all material respects as of such earlier date);

c.

the fees and expenses of Chapman and Cutler LLP, counsel to the Holders, shall have been paid by the Company, in connection with the negotiation, preparation, approval, execution and delivery of this Amendment in accordance with the terms of the Agreement and to the extent a written invoice with respect thereto (with related backup documentation) shall have been delivered to the Company at least 2 business days prior thereto; and

d.

each Holder shall have received copies of substantially similar consent and amendment agreements relating to (i) the Amended and Restated Note Purchase Agreement dated July 13, 2010 between the Company and the purchasers listed in Schedule A attached thereto and (ii) the Amended and Restated Note Purchase Agreement dated July 13, 2010 among Transmission and Distribution Company, L.L.C, and the purchasers listed in Schedule A attached thereto.

4. Representations and Warranties of the Company. In order to induce the Holders party hereto to enter into this Amendment, the Company hereby represents and warrants that:

a.

The Company has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Amendment and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment. The Company has duly executed and delivered this Amendment, and this Amendment (and each Note Document as amended by the Amendment) constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

b.

The execution, delivery and performance by the Company of this Amendment do not and will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or limited partnership or limited liability company agreement, or any other agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company, which in the case of any of the foregoing clauses (i) through (iii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

c.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Amendment other than those that have been made or obtained prior to the date hereof. Upon the occurrence of the Transactions, the Company will own or possess all governmental and third party licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are material to the ownership, leasing, operating and maintenance of the System, including the applicable Certificates of Convenience and Necessity issued by the Public Utility Commission of Texas without known conflict with the rights of others.

d.	No Default or Event of Default has occurred and is continuing on the date hereof or after giving effect to this Amendment.

e.

Following the effectiveness of this Amendment, the consummation of the Transactions will not result in any breach, violation, Default or Event of Default under the Note Documents and the resulting termination of REIT status of InfraREIT will not result in a Material Adverse Effect.

f.

This Amendment and the other documents, certificates or other writings delivered to the Holders by or on behalf of the Company, in connection with this Amendment and the Transactions, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstance under which they were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made and on the date hereof, it being recognized by each Holder that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

g.

The security interests in the Collateral granted to the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Financing Documents: (a) constitute as to personal property included in the Collateral and, with respect to subsequently acquired personal property included in the Collateral, will constitute, a perfected security interest and Lien under each applicable Uniform Commercial Code, and (b) are, and, with respect to such subsequently acquired property, will be, as to Collateral perfected under each applicable Uniform Commercial Code, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of mortgage, lien, security interests, encumbrance, assignment or otherwise, except for Permitted Liens. All action as is necessary has been taken to establish and perfect the Collateral Agent’s rights in and to, and the first lien priority of its Lien on, the Collateral, including any recording, filing, registration, delivery to the Collateral Agent, giving of notice or other similar action.

5. Continuing Effect of Financing Documents. Except as expressly set forth herein, this Amendment shall not constitute an amendment or waiver of any provision of any Note Document and shall not be construed as an amendment, waiver or consent to any further or future action on the part of the Company that would require an amendment, waiver or consent under any Note Document. Except as expressly amended hereby, the provisions of the Note Documents are and shall remain in full force and effect. This Amendment shall be deemed a Note Document for purposes of the Agreement.

6. Fees. In accordance with Section 15.1 of the Agreement, the Company shall pay the fees, charges and disbursements of special counsel to the Holders in connection with this Amendment.

7. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Holders party hereto. Delivery of an executed counterpart of a signature page to this Amendment by telecopy or electronic transmission shall be effective as the delivery of a manually executed counterpart of this Amendment.

8. Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9. Integration. This Amendment and the other Note Documents represent the agreement of the Company and the Holders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Company or any Holder relative to the subject matter hereof not expressly set forth or referred to herein or in the other Note Documents.

10. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11. Interpretation. The execution and delivery of this Amendment and performance of the Note Documents shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Holders under, the Note Documents.

12. Subsidiary Guarantors. Each Subsidiary Guarantor acknowledges that its consent to this Third Amendment is not required, but each Subsidiary Guarantor nevertheless hereby agrees and consents to this Amendment and to the documents and agreements referred to herein. Each Subsidiary Guarantor agrees and acknowledges that (i) notwithstanding the effectiveness of this Amendment, each Subsidiary Guaranty (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time) shall remain in full force and effect without modification thereto, and (ii) nothing herein shall in any way limit any of the terms or provisions of each Subsidiary Guaranty executed by any Subsidiary Guarantor (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time), all of which are hereby ratified, confirmed and affirmed in all respects. Each Subsidiary Guarantor hereby agrees and acknowledges that no other agreement, instrument, consent or document shall be required to give effect to this section. Each Subsidiary Guarantor hereby further acknowledges that the Subsidiary Guarantor may from time to time enter into any further amendments, modifications, terminations and/or waivers of any provisions of the Agreement without notice to or consent from any Subsidiary Guarantor and without affecting the validity or enforceability of any Subsidiary Guaranty (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time) giving rise to any reduction, limitation, impairment, discharge or termination of any Subsidiary Guaranty (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

[Signatures on Following Pages]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANY

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

By:	/s/ Brant Meleski
Name:	Brant Meleski
Title:	Senior Vice President and
Chief Financial Officer

Signature Page to Consent and Sixth Amendment to Note Purchase Agreement

(2009 Note Purchase Agreement)

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as a Holder

By:	/s/ Wendy Carlson
Name:	Wendy Carlson
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY, as a Holder

By:	PGIM Inc., as investment manager

	By:	/s/ Wendy Carlson
	Name:	Wendy Carlson
	Title:	Vice President

Signature Page to Consent and Sixth Amendment to Note Purchase Agreement

(2009 Note Purchase Agreement)

Execution Version

EXHIBIT A

Closing Certificate

[see attached]

Execution Version

CLOSING CERTIFICATE

[     ], 2019

Reference is made to:

(A)

that certain Amended and Restated Note Purchase Agreement dated as of September 14, 2010 (as amended, restated, supplemented and otherwise modified from time to time, the “2009 NPA”) among Sharyland Distribution & Transmission Services, L.L.C. (the “Company”) and the holders of the notes issued thereunder (the “Holders”); and

(B)

that certain Consent and Sixth Amendment to the 2009 NPA (the “Amendment”), dated as of December 21, 2018, among the Company and the Holders party thereto (capitalized terms used herein but not otherwise defined shall have the respective meanings provided such terms in the Amendment or the 2009 NPA, as applicable).

The undersigned, [                    ], an authorized signatory of the Company, certifies on behalf of the Company, in such capacity and not individually, that the Equity Cancellation has occurred simultaneously with delivery of this Closing Certificate and the other Transactions will occur on the date hereof substantially in accordance with the terms of the Merger Agreement and the Asset Exchange Agreement (each, in the form publicly filed on or prior to the date of the Amendment), but without giving effect to any amendments, waivers or consents by the Company that are materially adverse to the interests of the Holders (without the consent of the Required Holders, not to be unreasonably withheld or delayed). Accordingly, the amendments to the 2009 NPA set forth in Section 2 of the Amendment are effective as of the date hereof

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused this Closing Certificate to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

By:
Name:
Title:

Signature Page to Closing Certificate under Consent and Sixth Amendment to Note Purchase Agreement

(2009 Note Purchase Agreement)

Execution Version

ANNEX A

Amended and Restated Note Purchase Agreement, as amended by Consent and Sixth Amendment

[see attached]

ANNEX A

Sharyland Distribution & Transmission Services, L.L.C.

$53,500,000

7.25% Senior Notes Due December 30, 2029

AMENDED AND RESTATED

NOTE PURCHASE AGREEMENT

AS AMENDED BY:

FIRST AMENDMENT DATED AS OF JUNE 9, 2011,

SECOND AMENDMENT DATED AS OF OCTOBER 15, 2013,

THIRD AMENDMENT DATED AS OF DECEMBER 10, 2014

FOURTH AMENDMENT DATED AS OF SEPTEMBER 28, 2015

~~AND~~

FIFTH AMENDMENT DATED AS OF NOVEMBER 1, 2017

AND

SIXTH AMENDMENT DATED AS OF [•]

(continued)

ANNEX A-ii

(Amended and Restated Note Purchase Agreement)

(continued)

ANNEX A-iii

(Amended and Restated Note Purchase Agreement)

(continued)

ANNEX A-iv

(Amended and Restated Note Purchase Agreement)

SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

Schedule 4.12(a)	—	Deeds of Trust

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Ownership of the Company and Subsidiaries; Officers

Schedule 5.5	—	Financial Statements

Schedule 5.7	—	Government Authorizations

Schedule 5.12(a)	—	Required Permits

Schedule 5.12(b)	—	Material Project Documents

Schedule 5.16	—	Indebtedness

Schedule 8.1	—	Principal Amortization Schedule

Schedule 9.2	—	Insurance Requirements

Schedule 10.1	—	Cap Rock Transaction

Schedule 10.20	—	Burdensome Agreements

Exhibit 1	—	Form of 7.25% Senior Secured Note due December 30, 2029

Exhibit 2	—	Form of Subordination Terms

Exhibit 3	—	Form of Subsidiary Guaranty

ANNEX A-V

(Amended and Restated Note Purchase Agreement)

7.25% Senior Notes due December 30, 2029

September 14, 2010

TO EACH OF THE PURCHASERS LISTED IN

Schedule A Hereto:

Ladies and Gentlemen:

This Amended and Restated Note Purchase Agreement (this “Agreement”), dated as of September 14, 2010, amends and restates the Note Purchase Agreement, dated as of December 31, 2009, (the “2009 SDTS Note Agreement”), among Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (the “Company”), and the financial institutions listed on Schedule A to the 2009 SDTS Note Agreement or who later become a party thereto (each, a “Purchaser” and, collectively, the “Purchasers”).

ARTICLE I

Authorization of Notes.

The Company will authorize the issue and sale of $53,500,000 aggregate principal amount of its 7.25% Senior Notes due December 30, 2029 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

ARTICLE II

Sale and Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

ARTICLE III

Closing.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Bingham McCutchen, 399 Park Avenue, New York, NY, at 11:00 a.m., New York time, at a closing (the “Closing”) on December 31, 2009 or on such other Business Day thereafter on or prior to December 31, 2009 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 as such Purchaser may request) dated the Closing Date and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such

ANNEX A-1

(Amended and Restated Note Purchase Agreement)

Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 4426868026 at Bank of America, 901 Main Street, Dallas, TX 75202 ABA: 026009593. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

ARTICLE IV

Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to the satisfaction of each Purchaser, prior to or at the Closing, of the following conditions:

SECTION 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

SECTION 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. The Company shall not have entered into any transaction since December 31, 2008 that would have been prohibited by Sections 10.1 and 10.10 through 10.12 of the 2009 SDTS Note Agreement had such Sections applied since such date.

SECTION 4.3. Compliance Certificates.

(a)        Company’s Closing Certificates. The Company shall have delivered to each Purchaser an officer’s certificate, dated the Closing Date, certifying that (i) the conditions specified in Sections 4.1 and 4.2 have been fulfilled, and (ii) that each of the other conditions precedent to the occurrence of the Closing has been satisfied.

(b)        Company’s Authority Certificate. The Company shall have delivered to each Purchaser a certificate of its secretary, dated the Closing Date, certifying as to the resolutions attached thereto and other corporate proceedings by the Company relating to the authorization, execution and delivery of the Notes and this Agreement and the other Transaction Documents to which it is a party.

SECTION 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (i) from Mayer Brown LLP, counsel for the Company and Sharyland, covering such matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request and (ii) from Sutherland, Asbill & Brennan LLP, special counsel for the Company and Sharyland, covering federal and Texas regulatory matters (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers and the Secured Parties), and (iii) from Bingham McCutchen LLP, in connection with such transactions, in form and substance satisfactory to the Purchasers and covering such other matters incident to such transactions as the Purchasers may reasonably request.

ANNEX A-2

(Amended and Restated Note Purchase Agreement)

SECTION 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

SECTION 4.6. Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

SECTION 4.7. Payment of Special Counsel and Other Fees and Expenses. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing: (a) the fees, charges and disbursements of the Purchasers’ special counsel, Bingham McCutchen LLP and the Purchasers’ Texas counsel to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing and (b) all other fees, including a structuring fee in the amount of $535,000.00 to Prudential (the “Structuring Fee”), and out-of-pocket costs and expenses (including legal fees and expenses and consultant fees and expenses) and other compensation contemplated hereby or by the other Financing Documents, or pursuant to separate letter agreements, payable to the Purchasers.

SECTION 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

SECTION 4.9. Changes in Structure. The transactions contemplated by the Contribution Agreement shall have been consummated. The Company shall not have changed its jurisdiction of formation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5, except that the Company shall have changed its type of organization from a Texas limited partnership to a Texas limited liability company.

SECTION 4.10. Funding Instructions. At least one Business Day prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

ANNEX A-3

(Amended and Restated Note Purchase Agreement)

SECTION 4.11. Proceedings and Documents. Each Purchaser shall have received the following, each to be (i) dated the Closing Date unless otherwise indicated, and (ii) in form and substance satisfactory to the Purchasers:

(a)    The Notes to be purchased by the Purchasers;

(b)    (i) This Agreement and each other Financing Document, duly executed, authorized and delivered by each party thereto, (ii) copies of the ~~System Lease~~leases, the Contribution Agreement and each of the other Material Project Documents listed on Schedule 5.12(b) to the 2009 SDTS Note Agreement and any amendments or supplements thereto, in each case, duly authorized, executed and delivered by each party thereto, and certified by an authorized officer of the Company as being true, correct and complete and in full force and effect on the Closing Date, and (iii) copies of closing documents delivered in connection with the transactions contemplated by the Contribution Agreement, certified by an authorized officer of Sharyland as being true, correct and complete and in full force and effect, together with such officer’s certification that the transactions contemplated by the Contribution Agreement have been fully consummated;

(c)    Copies of the Certificate of Convenience and Necessity and wholesale services tariff of Sharyland as issued by and in effect with the Public Utility Commission of Texas, certified by an authorized officer of Sharyland as being true, complete and accurate and in full force and effect;

(d)    The certificates of formation of the Company and each Member, each certified as of a recent date by the Secretary of State of the State of Texas and by such Person’s secretary or other authorized officer;

(e)    The organizational documents of each the Company and each Member, certified by such Person’s secretary or other authorized officer;

(f)    With respect to each of the Company and Sharyland, an incumbency certificate signed by the secretary and one other officer of such Person, certifying as to the names, titles and true signatures of the officers of such Person authorized to sign this Agreement, the Notes, the other Financing Documents to which such Person is a party and other documents to be delivered hereunder or thereunder;

(g)    A certificate of the secretary of the Company and Sharyland attaching resolutions of its management committee or other governing body evidencing approval of the transactions contemplated by this Agreement and the other Financing Documents to which such Person is a party and, with respect to the Company, the issuance of the Notes, and in each case, the execution, delivery and performance thereof, and authorizing certain officers to execute and deliver the same, and certifying that such resolutions were duly and validly adopted and have not since been amended, revoked or rescinded;

(h)    Good standing certificates as to each of the Company and each Member from all relevant jurisdictions;

ANNEX A-4

(Amended and Restated Note Purchase Agreement)

(i)    Evidence of the filing and acceptance of financing statements which name the Company, as debtor, and the Collateral Agent, as secured party, in all applicable offices, together with copies of such financing statements;

(j)    A schedule of all Required Permits, together with copies thereof certified by officers of the Company as being true, correct and complete, in full force and effect and not subject to any appeal or further proceeding;

(k)    Certified copies of the documents delivered in connection with the consummation of the transactions contemplated by the Contribution Agreement, and evidence of a capital contribution to Sharyland by its Members in the amount of $16,989,337 and the repayment of indebtedness owed to HLH Acquisitions, Inc. by Sharyland in such amount; and

(l)    Such additional documents or certificates with respect to such legal matters or limited liability company, general partnership or other proceedings related to the transactions contemplated hereby as may be reasonably requested by the Purchasers.

SECTION 4.12. Deposit Agreement, Etc. The Obligations shall be secured by a perfected first priority security interest (subject to Permitted Liens) in the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, and the Company will deliver or cause to be delivered to the Purchasers and the Collateral Agent on the Closing Date the following, each of which shall be in full force and effect:

(a)    the Deposit Agreement;

(b)    A Deed of Trust in the form of Exhibit S-2 to the 2009 SDTS Note Agreement, duly executed by the Company;

(c)    A Collateral Agency Agreement in the form of Exhibit S-3 to the 2009 SDTS Note Agreement, duly executed by the Company, the Collateral Agent and the Purchasers; and

(d)    Such other documents, instruments and agreements any Purchaser may reasonably request to grant to the Collateral Agent first priority (subject only to Permitted Liens) perfected Liens on the Collateral.

SECTION 4.13. UCC Searches; and Litigation Searches. The Collateral Agent and the Purchasers shall have received UCC and litigation searches of the Company and each Member, which searches shall (i) confirm that no Liens other than Permitted Liens exist on the Collateral and that such Persons are not subject to any litigation, and (ii) be otherwise in substance satisfactory to the Collateral Agent and the Purchasers.

SECTION 4.14. Insurance. The Company shall have delivered to the Purchasers evidence of insurance in effect that meets the requirements of Section 9.2, and the Purchasers shall have received an insurance consultant’s report, which shall be addressed to the Purchasers and shall be in form and substance satisfactory to the Purchasers.

SECTION 4.15. Financial Statements. The Purchasers shall have received unaudited financial statements of the Company and each Member for the fiscal quarter ended September 30, 2009.

ANNEX A-5

(Amended and Restated Note Purchase Agreement)

SECTION 4.16. Consents and Approvals. All Required Permits and all governmental and third party permits and regulatory and other approvals required to be in effect in connection with the issuance of the Notes hereunder have been obtained and are in effect, all applicable waiting periods have expired without any materially adverse action being taken by any applicable authority, and copies of the documentation thereof shall have been delivered to each Purchaser.

ARTICLE V

Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser as of the Closing Date that:

SECTION 5.1. Organization; Power and Authority. Each of the Company and each Member is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and is duly qualified and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and each Member has the limited liability company or limited partnership, as applicable, power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform the provisions hereof and thereof.

SECTION 5.2. Authorization, Etc. This Agreement and the other Transaction Documents have been duly authorized by all necessary limited liability company or limited partnership, as applicable, action on the part of the Company and each Member, and this Agreement and the other Transaction Documents constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company or such Member, as applicable, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 5.3. Disclosure. This Agreement, the other Transaction Documents and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company or a Member, in connection with the transactions contemplated hereby, and the financial statements listed in Schedule 5.5 (this Agreement, and such documents, certificates or other writings and such financial statements delivered to each Purchaser and listed on Schedule 5.3 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. The projections and pro forma financial information contained in the materials referenced

ANNEX A-6

(Amended and Restated Note Purchase Agreement)

above are based upon good faith estimates and assumptions believed by management of the Company ~~and Sharyland~~ to be reasonable at the time made and on the Closing Date, it being recognized by each Purchaser that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. Except as disclosed in the Disclosure Documents, since December 31, 2008, there has been no change in the financial condition, operations, business, properties or prospects of the Company or a Member except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

SECTION 5.4. Organization and Ownership of Interest in the Company. Schedule 5.4 contains a complete and correct list and description of (i) each of the Company’s and each Member’s jurisdiction of its organization and its ownership structure, (ii) the Company’s and each Member’s Subsidiaries, and (iii) the Company’s and each Member’s senior officers. The Company has no Subsidiaries as of the Closing Date except as shown on Schedule 5.4.

SECTION 5.5. Financial Statements; Material Liabilities. The Company ~~and Sharyland have~~has delivered to each Purchaser copies of the financial statements listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial positions of the Company ~~and Sharyland~~, ~~each~~ as of the respective dates specified in such Schedule and the results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). ~~Neither the~~The Company ~~nor Sharyland~~ has ~~any~~no material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

SECTION 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company and ~~the Members~~any Member of this Agreement and the Notes and the other Transaction Documents to which it is a party, do not and will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Person under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or limited partnership or limited liability company agreement, or any other agreement or instrument to which such Person is bound or by which such Person or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Person or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Person.

SECTION 5.7. Governmental Authorizations, Etc. Except as set forth on Schedule 5.7, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company or ~~either~~any Member of this Agreement or the Notes or any of the other Transaction Documents to which it is a party.

ANNEX A-7

(Amended and Restated Note Purchase Agreement)

SECTION 5.8. Litigation; Observance of Agreements, Statutes and Orders.

(a)    There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or ~~either~~any Member or any of their property in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)    None of the Company or ~~either~~any Member is in default under any term of any Material Project Document listed in Schedule 5.12(b) to the 2009 SDTS Note Agreement or any other agreement or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)    To the knowledge of the Company, after due inquiry, no breach or default under any of the Material Project Documents listed in Schedule 5.12(b) to the 2009 SDTS Note Agreement has occurred and is continuing.

SECTION 5.9. Taxes. Each of the Company and each Member has filed all tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Person has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company in respect of Federal, state or other taxes for all fiscal periods are adequate.

SECTION 5.10. Title to Property; Leases. The Company has good and sufficient title to the System, and the Company ~~and Sharyland have~~has good and sufficient title to ~~their~~its properties that individually or in the aggregate are material to ~~them~~it, free and clear of Liens (other than Permitted Liens). All leases that individually or in the aggregate are material to the Company ~~or Sharyland~~ are valid and subsisting and are in full force and effect in all material respects.

SECTION 5.11. Insurance. ~~Sharyland has~~The Company has (or has caused to be in effect) all insurance coverage required by Section 9.2.

SECTION 5.12. Licenses, Permits, Etc. Material Project Documents. The Company ~~and Sharyland own or possess~~owns or possesses all governmental and third party licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are material to the ownership, leasing, operating and maintenance of the System, including the ~~Certificate~~applicable Certificates of

ANNEX A-8

(Amended and Restated Note Purchase Agreement)

Convenience and Necessity ~~(#30192)~~ issued by the Public Utility Commission of Texas ~~to Sharyland~~ without known conflict with the rights of others. The Material Project Documents listed on Schedule 5.12(b) to the 2009 SDTS Note Agreement constitute and include all material contracts and agreements to which the Company ~~or Sharyland~~ is a party. Each Material Project Document listed in Schedule 5.12(b) to the 2009 SDTS Note Agreement is in full force and effect, and constitutes the legal, valid and binding obligation of each party thereto as of the date hereof.

SECTION 5.13. Compliance with ERISA.

(a)    The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate material.

(b)    The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that could reasonably be expected to result in a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in section 3 of ERISA.

(c)    The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are material.

(d)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company is not material to it.

(e)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any non-exempt prohibited transaction under section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.13(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

ANNEX A-9

(Amended and Restated Note Purchase Agreement)

SECTION 5.14. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than five other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

SECTION 5.15. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes to (i) repay outstanding Indebtedness in the amount of $35,174,448.28, (ii) to repay $17,020,929 of inter-company Indebtedness provided by HLH Acquisitions, Inc., and (iii) pay all fees, expenses and costs related to Closing, including legal fees and the Structuring Fee. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in Regulation U.

SECTION 5.16. Existing Indebtedness; Future Liens.

(a)    Schedule 5.16 sets forth a complete and correct list of all outstanding Indebtedness of the Company and each Member as of December 31, 2009 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any). Except for the repayment of the “Affiliate Loan” described on Schedule 5.16, since September 30, 2009, there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or a Member. Neither the Company nor ~~either~~any Member is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any of its Indebtedness and no event or condition exists with respect to any of its Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)    The Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not otherwise permitted by Section 10.6 of the 2009 SDTS Note Agreement.

(c)    The Company is not a party to, nor otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company.

ANNEX A-10

(Amended and Restated Note Purchase Agreement)

SECTION 5.17. Foreign Assets Control Regulations, Etc.

(a) Neither the sale of the Notes by the Company hereunder nor the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor ~~either~~any Member: (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and each Member is in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company and the Members.

SECTION 5.18. Status under Certain Statutes.

(a) Neither any Member nor the Company is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

(b) Neither the Company nor ~~either~~any Member is a “public utility” under the FPA and the regulations of FERC thereunder. The execution, delivery and performance of the Company’s ~~and Sharyland’s~~ obligations under the Transaction Documents requires no authorization of approval by, or notice to, and is not subject to the jurisdiction of, FERC under the FPA.

(c) ~~Sharyland and the holding company system of which it is a part have obtained a waiver of the requirements of 18 C.F.R. 366.21, 366.22 and 366.23 (FERC Docket No. PH06-59-000), but are subject to the FERC regulations relating to regulatory access to books and records. Sharyland and the holding company system of which it is a part have filed a notice of holding company status under FERC Docket no. HC06-1-000 and may be required to submit a revised notice of holding company status and/or a revised request for the waiver described in the preceding sentence as a result of the transactions contemplated in the Transaction Documents or in Schedule 10.2 of the 2009 SDTS Note Agreement.~~ Under FERC’s currently effective regulations, the Company will be deemed not to be a “public-utility company” and as a result ~~neither~~no Member is a “holding company” under PUHCA.

ANNEX A-11

(Amended and Restated Note Purchase Agreement)

(d) The Company is subject to regulation as an “electric utility” by the Public Utility Commission of Texas. The execution, delivery and performance of the Company’s ~~and Sharyland’s~~ obligations under the Transaction Documents requires no authorization or approval by, or notice to, the Public Utility Commission of Texas or under the Public Utility Regulatory Act of Texas other than those that have been obtained.

(e) Solely by virtue of the execution, delivery and performance of the Transaction Documents, no Purchaser will become subject to any of the provisions of the FPA, PUHCA (based on FERC’s currently effective definitions under PUHCA) or the Public Utility Regulatory Act of Texas, or to regulation under any such statute.

SECTION 5.19. Environmental Matters.

(a) The Company has no knowledge of any claims nor has it received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or a Member or any of their real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) The Company has no knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by the Company or ~~either~~any Member or to other assets or its use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor ~~either~~any Member has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect~~; and~~.

(d) All buildings on all real properties now owned, leased or operated by the Company a Member are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.20. Force Majeure Events; Employees. Neither the System nor any of the other assets of the Company or a Member have suffered any Force Majeure Event that is continuing. The Company has no employees.

SECTION 5.21. Collateral. The Collateral, as described in the Security Documents, constitutes all of the Company’s rights in the System ~~Lease and the System~~and all of TDC’s membership interests in the Company. The security interests in the Collateral granted to the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Financing Documents: (a) constitute as to personal property included in the Collateral and, with respect to subsequently acquired personal property included in the Collateral, will constitute, a perfected security interest and Lien under each applicable Uniform Commercial Code, and (b) are, and, with respect to such subsequently acquired property, will be, as to Collateral perfected under each applicable Uniform Commercial Code, superior and prior to the rights of all third Persons now existing or hereafter

ANNEX A-12

(Amended and Restated Note Purchase Agreement)

arising whether by way of mortgage, lien, security interests, encumbrance, assignment or otherwise, except for Permitted Liens. All action as is necessary has been taken to establish and perfect the Collateral Agent’s rights in and to, and the first lien priority of its Lien on, the Collateral, including any recording, filing, registration, delivery to the Collateral Agent, giving of notice or other similar action. The Security Documents and financing statements relating thereto have been duly filed or recorded in each office and in each jurisdiction where required in order to create and perfect the Lien and security interest described above and the priority thereof.

ARTICLE VI

Representations of the Purchasers.

SECTION 6.1. Purchase for Investment. Each Purchaser severally represents that it is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s property shall at all times be within such Purchaser’s control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

SECTION 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

ANNEX A-13

(Amended and Restated Note Purchase Agreement)

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Part V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

ARTICLE VII

Information.

SECTION 7.1. Financial and Business Information. The Company shall deliver~~, and shall cause Sharyland to deliver, and shall use commercially reasonable efforts to cause each other Qualified Lessee (other than any Consolidated Qualified Lessee) to deliver,~~ to each Holder of Notes ~~(provided, that no default shall arise under this Section 7.1 as a result of the failure by a Qualified Lessee other than Sharyland to deliver financial statements and other documents in accordance with the requirements of an applicable Lease and such Lease is terminated in accordance with Section 9.14 hereunder):~~:

ANNEX A-14

(Amended and Restated Note Purchase Agreement)

(a) Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each calendar year of ~~such Person~~the Company and its Subsidiaries (excluding the last quarterly fiscal period of each such calendar year), duplicate copies of

(i) balance sheets of ~~such Person~~the Company and its Subsidiaries on a consolidated basis as at the end of such quarter, and

(ii) profit and loss statements and cash flows statements for ~~such Person~~the Company and its Subsidiaries on a consolidated basis for such quarter and (in the case of the second and third quarters) for the portion of the calendar year ending with such quarter,

(iii) setting forth in each case in comparative form the figures for the corresponding periods in the previous calendar year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of ~~such Person~~the Company as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — within 90 days after the end of each calendar year of the Company ~~and each Qualified Lessee (other than a Consolidated Qualified Lessee)~~, as applicable, duplicate copies of

(i) balance sheets of ~~such Person~~the Company and its Subsidiaries on a consolidated basis as at the end of such year; and

(ii) statements of income, profit and loss statements and cash flow statements for ~~such Person~~the Company and its Subsidiaries on a consolidated basis for such year,

setting forth in each case in comparative form the figures for the previous calendar year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

(A) an opinion thereon of Ernst & Young LLP or another independent public accounting firm of nationally recognized standing selected by the Company ~~or such Qualified Lessee~~ (herein, the “Approved Accountant”), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of the Approved Accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

ANNEX A-15

(Amended and Restated Note Purchase Agreement)

(B) a certificate of the Approved Accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default ~~(or, in the case of a Qualified Lessee, any default or event of default under the Lease under which such Qualified Lessee is a lessee)~~, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that the Approved Accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default ~~(or, in the case of a Qualified Lessee, any default or event of default under the applicable Lease)~~ unless the Approved Accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

(c) Other Reports — promptly upon their becoming available, and to the extent not otherwise required to be delivered pursuant to another provision of this Agreement, one copy of (i) each financial statement and budget and such other reports and notices as a Holder may reasonably request sent by the Company ~~or any Qualified Lessee~~ to its Subsidiaries, (ii) each report or filing (without exhibits except as expressly requested by such Holder) other than regular and periodic reports and filings made by the Company~~,~~ or any Subsidiary~~, or any Qualified Lessee~~ to any state or Federal regulatory body and (iii) each report and filing made by the Company to its lenders;

(d) Notice of Default or Event of Default — promptly, and in any event within 5 Business Days after ~~(i)~~ a Responsible Officer of the Company becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(i), a written notice specifying the nature and period of existence thereof and what action the Company or any Subsidiary is taking or proposes to take with respect thereto ~~and (ii) the Company receives a written notice of default under a System Lease from the applicable Qualified Lessee, a copy of such notice of default or a written notice specifying the nature and period of existence of such default and what action the Company is taking or proposes to take with respect thereto;~~;

(e) [Intentionally Omitted];

(f) [Intentionally Omitted];

(g) Notices from Governmental Authority — promptly, and in any event within 5 Business Days of receipt (or knowledge thereof by a Responsible Officer of the Company) of copies of any notice to the Company~~,~~ or any Subsidiary~~, or any Qualified Lessee~~ from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

ANNEX A-16

(Amended and Restated Note Purchase Agreement)

(h) Other Notices — promptly, and in any event within 5 Business Days of receipt (or knowledge by a Responsible Officer of the Company) thereof:

(i) any pending or threatened adversarial or contested proceeding of or before a Governmental Authority relating to the System ~~or the System Leases~~ that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(ii) any litigation or proceeding taken or threatened in writing against the Company~~,~~ or any Subsidiary~~, or any Qualified Lessee,~~ that, if successful, could reasonably be expected to result in a Material Adverse Effect;

(i) Annual Operating Budgets — As soon as available and in any event within 30 days after the close of each calendar year of the Company ~~and each Qualified Lessee (other than a Consolidated Qualified Lessee), as the case may be,~~, the annual budget of the Company and its Subsidiaries ~~and each Qualified Lessee~~, as applicable.

(j) Information Required by Rule 144A — upon the request of such Holder (and shall deliver to any qualified institutional buyer designated by such Holder), such financial and other information as such Holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act (for the purpose of this Section 7.1(j), the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act); and

(k) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such Holder of Notes.

SECTION 7.2. Officer’s Certificate. Each set of financial statements delivered pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer of ~~each Qualified Lessee (other than a Consolidated Qualified Lessee) or~~ the Company, ~~as applicable,~~ setting forth:

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 9.9, 10.6 and 10.9 of this Agreement, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company from the beginning of

ANNEX A-17

(Amended and Restated Note Purchase Agreement)

the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that no Default or an Event of Default has occurred and is continuing ~~(or in the case of any Qualified Lessee, any default or event of default has occurred and is continuing under any Leases to which it is a party, which default or event of default constitutes an Event of Default pursuant to Section 11(f))~~ or, if any such condition or event has occurred and is continuing (including, without limitation, any such event or condition resulting from the failure of the Company to comply with any Environmental Law), ~~(or in the case of any Qualified Lessee, any default or event of default has occurred and is continuing under any Leases to which it is a party, which default or event of default constitutes an Event of Default pursuant to Section 11(f)),~~ specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

SECTION 7.3. [Intentionally Omitted]

ARTICLE VIII

Payment and Prepayment of the Notes.

SECTION 8.1. Amortization; Maturity. On March 30, 2010 and on the 30th day of each June, September, December and March thereafter to and including December 30, 2029, the Company will prepay the principal amounts set forth in the amortization schedule attached hereto as Schedule 8.1 (the “Amortization Schedule”) (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Yield-Maintenance Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.2, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of the prepayment. The entire unpaid principal balance of the Notes shall be due and payable on the Maturity Date.

SECTION 8.2. Optional Prepayments with Yield-Maintenance Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Yield-Maintenance Amount determined for the prepayment date with respect to such principal amount. The Company will give each Holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such Holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Yield-Maintenance Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each Holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Yield-Maintenance Amount as of the specified prepayment date.

ANNEX A-18

(Amended and Restated Note Purchase Agreement)

SECTION 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

SECTION 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Yield-Maintenance Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Yield-Maintenance Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

SECTION 8.5. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to Section 13.2(b); provided that if an Affiliate which does not Control and is not Controlled by the Company has so acquired any of the outstanding Notes, such acquisition shall not constitute an Event of Default. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

SECTION 8.6. Yield-Maintenance Amount. “Yield-Maintenance Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Yield-Maintenance Amount may in no event be less than zero. For the purposes of determining the Yield-Maintenance Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note,.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on

ANNEX A-19

(Amended and Restated Note Purchase Agreement)

Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

SECTION 8.7. Prepayment in Connection with Asset Sales.

(a) If the Company wants to offer to prepay any Notes in connection with an Asset Sale pursuant to Section 10.10, the Company will give written notice thereof to each Holder of Notes, which notice shall (i) refer specifically to this Section 8.7 and describe in reasonable detail the Asset Sales giving rise to such offer to prepay the Notes, (ii) specify the principal amount of each Note being offered to be prepaid, (iii) specify a date upon which the Notes will be prepaid, which

ANNEX A-20

(Amended and Restated Note Purchase Agreement)

shall be not less than 30 days and not more than 60 days after the date of such notice (the “Disposition Prepayment Date”) and specify the Disposition Response Date (as defined below), and (iv) offer to prepay on the Disposition Prepayment Date the amount specified in (ii) above with respect to each Note together with interest accrued thereon to the Disposition Prepayment Date. Each Holder of Notes shall notify the Company of such Holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company (provided, however, that any Holder who fails to so notify the Company shall be deemed to have rejected such offer) on a date at least 5 days prior to the Disposition Prepayment Date (such date 5 days prior to the Disposition Prepayment Date being the “Disposition Response Date”), and the Company shall prepay on the Disposition Prepayment Date the amount specified in (ii) above plus interest accrued thereon to the Disposition Prepayment Date, but without any Yield-Maintenance Amount or other premium, with respect to each Note held by the Holders who have accepted such offer in accordance with this Section 8.7.

ARTICLE IX

Affirmative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

SECTION 9.1. Compliance with Law. Without limiting Section 10.4, the Company will, and will cause its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which it is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 9.2. Insurance.

(a) Maintenance of Insurance. The Company will maintain or cause to be maintained and will cause its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

(b) Evidence of Insurance. Promptly upon request by a Holder or the Collateral Agent, the Company shall furnish the Holders and the Collateral Agent with approved certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits, and the policy term, and shall specifically list the special provisions enumerated for such insurance required by this Section 9.2. Upon request, the Company will promptly furnish the Holders and the Collateral Agent with copies of all insurance certificates, binders, and cover notes or other evidence of such insurance relating to the Collateral.

ANNEX A-21

(Amended and Restated Note Purchase Agreement)

(c) No Duty of Purchaser to Verify. No provision of this Section 9.2 or any other provision of this Agreement, any other Financing Document ~~or any Lease~~ shall impose on the Holders or the Collateral Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Company, nor shall the Holders or the Collateral Agent be responsible for any representations or warranties made by or on behalf of the Company to any insurance company or underwriter.

SECTION 9.3. Maintenance of Properties. The Company will, and will cause its Subsidiaries~~, Sharyland and Qualified Lessees that are Affiliates of the Company to, and will use commercially reasonable efforts to cause the other Qualified Lessees~~ to, (a) maintain, preserve and protect in all material respects all of its respective material properties (including any such properties comprising any material portion of the System) and equipment necessary in the operation of its respective business (taken as a whole) in good, working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof.

SECTION 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that none of the Company or any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by such Person on a timely basis in good faith and in appropriate proceedings, and such Person has established adequate reserves therefor in accordance with GAAP on its books or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.5. Existence, Etc. Except as permitted under Section 10.2, the Company will, and will cause each of its Subsidiaries, at all times preserve and keep in full force and effect its respective limited liability company, corporate or limited partnership existence and all rights and franchises of the Company unless (other than with respect to the Company’s existence), in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such limited liability company, corporate or limited partnership existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 9.6. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries ~~and Sharyland to, and will use commercially reasonable efforts to cause other Qualified Lessees~~ to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Person. The Company will permit representatives and independent contractors of the Holders of the Notes to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts

ANNEX A-22

(Amended and Restated Note Purchase Agreement)

therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours no more than once per calendar year, upon reasonable advance notice to the Company; provided, however, that when an Event of Default has occurred and is continuing, any Holder of the Notes (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and as often as reasonably desired.

SECTION 9.7. Collateral; Further Assurances.

(a) The Company shall take all actions necessary to insure that the Collateral Agent, on behalf of the Secured Parties (or in the case of Real Property Collateral, the Trustee named in the Deeds of Trust, for the benefit of the Collateral Agent and the other Secured Parties), has and continues to have in all relevant jurisdictions duly and validly created, attached and enforceable Liens on the Collateral, including perfected first-priority Liens on Collateral constituting UCC Collateral or Real Property Collateral, in each case, to the extent required under the Security Documents (including, in accordance with clauses (c) and (d) of this Section 9.7, after-acquired Collateral), subject to no Liens other than Permitted Liens. The Company shall cause the Obligations to constitute direct senior secured obligations of the Company and to be senior in right of payment and to rank senior in right of security (other than Permitted Liens) with respect to Collateral granted in the Security Documents to all other Indebtedness of the Company (other than Permitted Secured Indebtedness, with which it shall be pari passu in accordance with the terms of the Collateral Agency Agreement).

(b) Upon completion of each New Project of a Project Finance Subsidiary, the Company may acquire the equity interests of such Project Finance Subsidiary or cause any such Project Finance Subsidiary to Transfer the New Project to the Company and upon such acquisition or Transfer, the Company or the Project Finance Subsidiary, as applicable, shall take all actions necessary to insure that (w) the New Project becomes a part of the Collateral to the extent required under the Security Documents and Section 9.7(c), subject to the first priority Lien of the Security Documents (subject to no Liens other than Permitted Liens and rights of holders of Permitted Secured Indebtedness in accordance with the Collateral Agency Agreement), (x) no Default or Event of Default occurs as a result of such Transfer, (y) the Indebtedness of the Project Finance Subsidiary is either repaid in full at the time of the Transfer or becomes Permitted Secured Indebtedness in accordance with the Collateral Agency Agreement, and (z) the Project Finance Subsidiary is promptly liquidated or merged with and into the Company or has provided a Guaranty of the Obligations in a manner consistent with Section 9.7(d).

(c) If~~, after the Third Amendment Date,~~ the Company acquires any Real Property Collateral, the Company shall forthwith (and in any event, within ~~five Business Days of~~ 45 days after the last day of the fiscal quarter in which such acquisition is consummated or such longer period of time as reasonably agreed by the Required Holders) deliver to the Collateral Agent a fully executed mortgage or deed of trust over the Company’s interests in such Real Property Collateral, in form and substance satisfactory to the Required Holders and the Collateral Agent, together with such surveys, environmental reports and other documents and certificates with respect to such real estate as may be reasonably required by the Required Holders. The Company further agrees to take all other actions necessary to create in favor of the Trustee

ANNEX A-23

(Amended and Restated Note Purchase Agreement)

named therein for the benefit of the Collateral Agent and the other Secured Parties a valid and enforceable first priority Lien on the Company’s interests in such Real Property Collateral, free and clear of all Liens except for Permitted Liens and rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement.

(d) If~~, after the Third Amendment Date,~~ the Company acquires or creates any new Subsidiary (other than any Subsidiary of the Company that is not organized under the laws of the United States, any state thereof or the District of Columbia, any Project Finance Subsidiary (except pursuant to Section 9.7(b)) and any other Subsidiary that is prohibited from providing a Guaranty of the Obligations by any Requirement of Law), the Company shall or cause such Subsidiary forthwith (and in any event, within 30 days of such creation or acquisition (or such longer time as the Required Holders may agree)):

(i) execute and deliver to the Collateral Agent a Subsidiary Guaranty;

(ii) to deliver to the Collateral Agent a certificate of such Subsidiary, substantially consistent with those delivered on the Closing Date pursuant to Section 4.03(b), with appropriate insertions and attachments;

(iii) to take such actions reasonably necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties (or, in the case of Real Property Collateral, the Trustee named in the Deeds of Trust, for the benefit of the Collateral Agent and the other Secured Parties) a perfected and enforceable first-priority Lien in the Collateral described in the Security Documents with respect to such new Subsidiary, subject to no Liens other than Permitted Liens and rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement; and

(iv) if reasonably requested by the Collateral Agent, to deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Collateral Agent.

Notwithstanding anything to the contrary herein or in any other Note Document, it is understood and agreed that the Subsidiary Guaranty of any Subsidiary that is subject to an Asset Sale permitted under Section 10.10 shall be automatically released simultaneously with the release of liens and security interests in connection with such Asset Sale in accordance with the Collateral Agency Agreement without the need for any further consent from, or action by, any Holder. In addition, in connection with any Asset Sale permitted under Section 10.10, the Holders hereby agree to execute and/or deliver any documents and/or take any other action reasonably requested by the Company to further evidence or give effect to the release of any Subsidiary Guaranty by any Subsidiary that is the subject of such Asset Sale.

ANNEX A-24

(Amended and Restated Note Purchase Agreement)

SECTION 9.8. Material Project Documents.

~~(a)~~ The Company shall at all times ~~(i)~~ perform and observe all of the covenants under the Material Project Documents to which it is a party and take reasonable actions to enforce all of its rights thereunder, other than to the extent the same could not reasonably be expected to have a Material Adverse Effect~~, (ii) subject to the provisions of clause (b) of this Section 9.8, maintain the System Leases (other than Leases constituting System Leases only pursuant to clause (5) of the definition thereof) in full force and effect, and (iii) maintain the Leases (other than the System Leases referred to in the foregoing clause (ii) of this Section 9.8(a)) to which it or any of its Subsidiaries is a party in full force and effect, except to the extent the same could not reasonably be expected to have a Material Adverse Effect.~~.

~~(b) If the term of a Lease with the Company or one of its Subsidiaries expires and the Qualified Lessee under such Lease has either ceased operating the related assets or has ceased paying rent as required under the applicable Lease, the Company shall, or shall cause a Subsidiary, as applicable, to enter into a supplement or a new Lease with respect to the related leasehold assets with a Qualified Lessee that provides for rent that, when combined with all other expected revenue, will, in the reasonable judgment of the Company, as of the commencement date of such supplement or new Lease, generate sufficient revenue to satisfy the requirements of Section 9.9 and will not otherwise result in a materially worse position for the Company as compared to the terms of the applicable expired Lease. Each such new Lease shall have a term of at least five years. Notwithstanding the foregoing, if (i) such expired Lease relates to transmission and/or distribution assets that are not generating significant revenue, (ii) the failure to renew such Lease would not constitute a Material Adverse Effect and (iii) the Company reasonably believes it will generate sufficient revenue and hold sufficient assets (without giving effect to the leasehold assets with respect to such Lease) to satisfy the requirements of Section 9.9, then this Section 9.8(b) will not require a supplement or new lease with respect to such leasehold assets.~~

SECTION 9.9. Financial Ratios.

(a) The Company shall at all times maintain, on a consolidated basis, a Total Debt to Capitalization Ratio of not more than 0.65 to 1.00.

(b) The Company shall maintain, for each period of four consecutive fiscal quarters, a Debt Service Coverage Ratio of at least 1.40 to 1.00; provided that for purposes of this Section 9.9(b), the Debt Service Coverage Ratio shall be deemed to be 1.40 to 1.00 for the three calendar quarters ending December 31, 2009, March 31, 2010 and June 30, 2010.

ARTICLE X

Negative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

SECTION 10.1. Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate other than (i) transactions with Project Finance Subsidiaries, as permitted by Section 9.7(b)~~(ii)~~ and other transactions between or among the Company and one or more Subsidiaries, or any subset thereof, to the extent permitted under Sections 10.2, 10.6, 10.7, 10.10 and 10.14, (ii) ~~Leases with Qualified Lessees and transactions relating thereto, (iii) any Qualified Lessee Affiliate Loan and any Indebtedness~~

ANNEX A-25

(Amended and Restated Note Purchase Agreement)

~~permitted under Section 10.6(d)(ii)~~[reserved], (iii) [reserved], (iv) payment of customary fees and reasonable out-of-pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Company and its Subsidiaries in the ordinary course of business, (v) Investments permitted pursuant to Section 10.7, (vi) ~~transactions entered into in connection with the Cross Valley Project on or prior to the Cross Valley Project Transfer and the Golden Spread Project on or prior to the Golden Spread Project Transfer, (vii) ROFO Transfers~~[reserved], (vii) Permitted Affiliate Loans, and (viii) upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate~~; provided that any transaction will be deemed to meet the requirements of this clause (viii) if, (x) prior to a Qualifying IPO, such transaction is on terms approved by the holders of a majority of the Capital Stock of InfraREIT held by Persons who do not have a separate material interest in such transaction other than by virtue of their ownership of such Capital Stock, or by a majority of the directors nominated by such Persons, and (y) upon the completion of a Qualifying IPO and thereafter, such transaction is on terms approved by a majority of the board of directors (or comparable governing body) of InfraREIT or an Affiliate thereof who are “independent”(as such term is defined pursuant to the rules of the primary exchange on which the Capital Stock is listed for trading), or a majority of the “independent” members of a committee of any such board of directors (or comparable governing body).~~.

SECTION 10.2. Merger, Consolidation, Etc. The Company will not nor will it cause or permit any of its Subsidiaries to consolidate with or merge with any other Person or Transfer all or substantially all of its assets in a single transaction or series of transactions to any Person, except (i) ~~pursuant to the System Leases or any other Lease~~[reserved], (ii) subsidiary mergers as permitted pursuant to Section 9.7(b), (iii) that so long as both before and after giving effect to such merger or consolidation or Transfer of all or substantially all of its assets to another Person no Default or Event of Default exists, the Company or any Subsidiary may merge or consolidate with another Person, and the Company or any Subsidiary may Transfer all or substantially all of its assets to another Person, so long as, after giving effect to such merger or consolidation, or such Transfer of all or substantially all of its assets, (A) with respect to any merger or consolidation to which the Company is a party, the Company shall be the surviving entity, (B) with respect to any merger or consolidation to which a Subsidiary is a party but the Company is not, a Subsidiary (other than a Project Finance Subsidiary) shall be the surviving entity and (C) with respect to any Transfer of all or substantially all of its assets by the Company or a Subsidiary, the Company or another Subsidiary (other than a Project Finance Subsidiary) shall be the transferee or lessee of such assets (except to the extent permitted by ~~clauses (i) and~~clause (ii) of this Section 10.2, (iv) ~~the FERC Merger~~[reserved] or (v) the Company or any Subsidiary may merge or consolidate with another Person or otherwise Transfer assets to another Person in connection with any transaction permitted by Section 10.10 so long as (A) such transaction does not constitute the Transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole and (B) in the case of a merger or a consolidation to which the Company is a party, the Company shall survive such merger or consolidation.

SECTION 10.3. Line of Business. The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries taken as a whole, would then be engaged would be substantially changed from the transmission and distribution of electric power and the provision of ancillary services.

ANNEX A-26

(Amended and Restated Note Purchase Agreement)

SECTION 10.4. Terrorism Sanctions Regulations. The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any applicable United States (federal or state) anti-terrorism law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

SECTION 10.5. Liens. The Company will not, nor will it cause or permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to the Collateral or any other property of the Company or such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, or on any other asset now owned or hereafter acquired by the Company or such Subsidiary, except (each, a “Permitted Lien”):

(a) solely in the case of the Note Parties, Liens created or permitted by the Financing Documents on the assets of the Note Parties; and

(b) (i) solely in the case of a Project Finance Subsidiary, Liens on assets owned by that Project Finance Subsidiary, (ii) Liens on the Capital Stock in that Project Finance Subsidiary, in each case to secure its Non-Recourse Debt and (iii) Liens in respect of Guaranties permitted under Section 10.6(c)(iii);

(c) Liens created or permitted pursuant to the terms of the Security Documents, including Cash Collateral (as defined in the Collateral Agency Agreement);

(d) Liens for Taxes which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(e) any attachment or judgment Lien, unless such attachment or judgment Lien constitutes an Event of Default under Section 11(l) hereof;

(f) Liens of a lessor of equipment to the Company or any Subsidiary on such lessor’s leased equipment (but excluding equipment leased pursuant to a Capital Lease), including any of the foregoing which is evidenced by a protective UCC filing;

(g) Mechanics’, warehousemen’s, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business and (i) which do not in the aggregate materially detract from the value of property or assets subject to such Liens or materially impair the continued use thereof in the operation of the business or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Liens, or other Liens

ANNEX A-27

(Amended and Restated Note Purchase Agreement)

incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(h) zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Authorities and encroachments, easements, rights of way, covenants, restrictions or agreements which do not materially interfere with the continued use of any asset as currently used in the conduct of the business;

(i) any encumbrances set forth in any franchise or governing ordinance under which any portion of the business is conducted which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(j) all rights of condemnation, eminent domain, or other similar right of any Person;

(k) any interest of title of a lessor under leases; and

(l) Liens securing Permitted Secured Indebtedness on a pari passu basis with the Obligations in accordance with the terms of the Collateral Agency Agreement.

Notwithstanding the foregoing, the Company shall not, and shall not permit any Subsidiary, to grant any Liens securing Indebtedness for borrowed money (other than Non-Recourse Debt incurred by a Project Finance Subsidiary) unless such Indebtedness for borrowed money is secured by Liens securing Permitted Secured Indebtedness on a pari passu basis with the Obligations in accordance with the terms of the Collateral Agency Agreement.

SECTION 10.6. Indebtedness. The Company will not, and will not cause or permit any Subsidiary ~~or Sharyland~~ to, incur any Indebtedness~~, and will use commercially reasonable efforts not to permit any Qualified Lessee or Subsidiaries of Specified Qualified Lessees to incur Indebtedness for borrowed money~~, in each case except the following Indebtedness, which may be incurred subject to the requirements of the last paragraph of this section:

(a) Indebtedness evidenced by the Financing Documents;

(b) Indebtedness of the Company (i) that is not related to, and does not support, Non-Recourse Debt of a Project Finance Subsidiary and (ii) if incurred, would not result in a breach of Section 9.9; provided that if the Indebtedness is proposed to be secured by any of the Collateral, then at least five Business Days (or such shorter period reasonably agreed by the Required Holders) prior to the incurrence of such Indebtedness, the Company shall (x) notify the Holders of its intent to incur such Indebtedness, which notice shall set forth in reasonable detail (A) the amount and proposed economic terms of such Indebtedness, (B) by type of lender or purchaser and (C) the proposed collateral for such Indebtedness (which proposed collateral may include any or all of the Collateral) and (y) deliver to the Collateral Agent and the other Secured Parties an executed joinder agreement substantially in the form of Exhibit A to the Collateral Agency Agreement pursuant to which all the proposed holders of such Indebtedness have become party to the Collateral Agency Agreement;

ANNEX A-28

(Amended and Restated Note Purchase Agreement)

(c) (i) Non-Recourse Debt incurred by a Project Finance Subsidiary of the Company (including Non-Recourse Debt incurred by such Project Finance Subsidiary prior to being acquired by the Company or a Subsidiary) to fund a New Project, (ii) any Indebtedness in the form of a pledge of Capital Stock in a Project Finance Subsidiary as security for Non-Recourse Debt of such Project Finance Subsidiary and (iii) Indebtedness in the form of Guaranties by the Company or any Subsidiary of Indebtedness of any Project Finance Subsidiary, the aggregate amount of which Guaranties shall not exceed $25,000,000 outstanding at any given time;

~~(d) Indebtedness of any such Qualified Lessee (i) in an aggregate principal amount for such Qualified Lessee of up to the greater of (A) $5,000,000 and (B) an amount equal to 1% of the sum of, without duplication, (x) the total amount of the Consolidated Net Plant of such Qualified Lessee, plus (y) the total amount of the Consolidated Net Plant of any guarantor(s) of such Qualified Lessee’s obligations under the applicable Leases, plus (z) the total amount of Leased Consolidated Net Plant, in each case on a senior secured basis and (ii) in an aggregate principal amount for such Qualified Lessee of up to the greater of (A) $10,000,000 and (B) an amount equal to 1.5% of the sum of, without duplication, (x) the total amount of the Consolidated Net Plant of such Qualified Lessee, plus (y) the total amount of the Consolidated Net Plant of any guarantor(s) of such Qualified Lessee’s obligations under the applicable Leases, plus (z) the total amount of Leased Consolidated Net Plant, in each case on an unsecured subordinated basis on terms substantially similar to the terms set forth on Exhibit 2, to the extent allowed under the Leases to which such Qualified Lessee is a party as a lessee or tenant thereunder; provided, that for purposes of this clause (d), all Consolidated Qualified Lessees will be treated as one Qualified Lessee;~~

(d) [reserved];

(e) Indebtedness of the Company to any of its Subsidiaries, which by its terms is expressly subordinated to the Obligations pursuant to the Subordination Terms, and Indebtedness of any Subsidiary to the Company or any other Subsidiary of the Company not to exceed $5,000,000 at any one time outstanding and in each case to have a maturity date of less than one year;

(f) (i) any ~~Qualified Lessee~~Permitted Affiliate Loan ~~and~~ the aggregate principal amount of which does not exceed $325,000,000 outstanding at any given time and (ii) other Indebtedness ~~of Qualified Lessees~~owing to Affiliates otherwise acceptable to the Required Holders; and

~~(g) Indebtedness of Subsidiaries of Specified Qualified Lessees incurred in an aggregate principal amount for each such Specified Qualified Lessee of up to the product of (x) such Specified Qualified Lessee’s Consolidated Net Plant (derived from its most recently prepared consolidated balance sheet, prepared in accordance with GAAP but adjusted to reverse the effects of failed sale-leaseback accounting in a manner reasonably determined by such Specified Qualified Lessee in good faith) multiplied by (y) the lesser of (A) the sum of such Specified Qualified Lessee’s then-current PUCT-regulated debt-to-equity ratio (expressed as a percentage) and 5% or (B) 65%; provided that such Indebtedness must be Non-Recourse Debt to such Specified Qualified Lessee.~~

ANNEX A-29

(Amended and Restated Note Purchase Agreement)

(g) [reserved].

Indebtedness of the Company or any of its Subsidiaries may be incurred under this Section 10.6 only if no Default or Event of Default is, or as a result of such incurrence would be, existing.

SECTION 10.7. Loans, Advances, Investments and Contingent Liabilities. The Company will not make or permit to remain outstanding any loan or advance to, or extend credit other than credit extended in the ordinary course of business to any Person, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person (collectively, “Investments”), or commit to do any of the foregoing, except (a) Permitted Investments, (b) ownership, purchase and acquisition of equity interests in and capital contributions to Project Finance Subsidiaries of the Company and Wholly-Owned Subsidiaries, including, without limitation, pursuant to Section 9.7(b), (c) loans, advances and extensions of credit (i) to Subsidiary Guarantors and other Wholly-Owned Subsidiaries (other than Project Finance Subsidiaries) not required to provide a Guaranty pursuant to Section 9.7(d) and (ii) to Project Finance Subsidiaries in the form of Guaranties by the Company or any Subsidiary of Indebtedness of any Project Finance Subsidiary, the aggregate amount of which Guaranties shall not exceed $25,000,000 outstanding at any given time~~, (d) any Qualified Lessee Affiliate Loan or (e) Investments made in connection with the Cross Valley Project and the Golden Spread Project prior to the Cross Valley Project Transfer and the Golden Spread Project Transfer and (f) the ROFO Transfers.~~.

SECTION 10.8. No Subsidiaries. The Company shall have no subsidiaries other than Project Finance Subsidiaries and Wholly-Owned Subsidiaries.

SECTION 10.9. Restricted Payments. The Company will not, directly or indirectly, make or declare any Distribution unless there does not exist and, after giving effect to the proposed Distribution, there will not exist, a Default or an Event of Default. The Company shall deliver to the Holders and the Collateral Agent before a Distribution is made a certificate of a Responsible Officer of the Company stating that the foregoing condition has been satisfied and, if requested, providing supporting data and calculations.

SECTION 10.10. Sale of Assets, Etc. The Company will not, nor will it cause or permit any Subsidiary, to Transfer, or agree or otherwise commit to Transfer, any of its assets (an “Asset Sale”) except:

~~(a) the Company or a Subsidiary shall lease the System or other transmission and distribution assets and related assets pursuant to a Lease to which the Company or a Subsidiary thereof is a party;~~

(a) [reserved];

ANNEX A-30

(Amended and Restated Note Purchase Agreement)

(b) (i) each Project Finance Subsidiary of the Company may Transfer its assets to the Company or its Wholly-Owned Subsidiaries in accordance with Section 9.7(b); and (ii) the Company may Transfer, or suffer the Transfer of, its ownership interests in a Project Finance Subsidiary and such Project Finance Subsidiary may Transfer, or suffer the Transfer of its assets, in each case in connection with and pursuant to the exercise of remedies under the documentation governing Non-Recourse Debt incurred by such Project Finance Subsidiary;

(c) Asset Sales (i) among the Company and the Subsidiary Guarantors (or a subset thereof), (ii) among Subsidiaries that are not Subsidiary Guarantors and (iii) from Subsidiaries to the Company or a Subsidiary Guarantor;

(d) in connection with an acquisition that is not prohibited under this Agreement, ~~(i) Asset Sales of operating assets and related assets to a Qualified Lessee and (ii)~~ Asset Sales of property ~~acquired after the Third Amendment Date~~ that are not electric transmission or distribution assets, in each case (x) which are, in the aggregate, not material in relation to the assets acquired and (y) upon fair and reasonable terms no less favorable to such Person than would be obtained in a comparable arms-length transaction with a Person not an Affiliate;

(e) Permitted Liens;

(f) Investments permitted by Section 10.7, transactions permitted by Section 10.2 and Distributions permitted by Section 10.9;

(g) [reserved];

(h) [reserved];

~~(g) Asset Sales made in connection with the Cross Valley Project Transfer and the Golden Spread Project Transfer;~~

~~(h) Asset Sales consisting of goods and inventory from the Company or any Subsidiary to a Qualified Lessee at cost or on such other terms as may be approved by a majority of the board of directors (or comparable governing body) of InfraREIT or an Affiliate thereof who are “independent” (as such term is defined pursuant to the rules of the primary exchange on which the Capital Stock of InfraREIT or such Affiliate is listed for trading), or a majority of the “independent” members of a committee of any such board of directors (or comparable governing body);~~

(i) ~~ROFO Transfers~~[reserved];

(j) Asset Sales of assets that are obsolete or no longer used or useful in such Person’s business; and

ANNEX A-31

(Amended and Restated Note Purchase Agreement)

(k) any Asset Sale so long as (i) in the good faith opinion of the Company or such Subsidiary making such Asset Sale, such Asset Sale is in exchange for consideration having a Fair Market Value at least equal to that of the property exchanged and (ii) no Default or Event of Default exists and, immediately after giving effect to such Asset Sale, no Default or Event of Default would exist; provided that:

(x) subject to clause (z) below, the sum of the Disposition Value of the property subject to such Asset Sale under this clause (k), as it may be reduced pursuant to clause (z) below, plus the aggregate Disposition Value of all other property that was the subject of an Asset Sale under this clause (k) during the fiscal year in which such Asset Sale occurs shall not exceed 10% of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter of the Company,

(y) subject to clause (z) below, but otherwise notwithstanding anything to the contrary set forth in this Section 10.10, the aggregate sum of the Disposition Value of the property subject to Asset Sales under this clause (k) after the Fifth Amendment Effective Date (excluding, for the avoidance of doubt, the transactions consummated pursuant to the Principal Merger Agreement (as defined in the Fifth Amendment)), as it may be reduced pursuant to clause (z) below, shall not exceed 25% of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter of the Company; and

(z) if any Indebtedness Prepayment Application and/or any Property Reinvestment Application has been made with respect to all or a portion of the Net Proceeds Amount of any Asset Sale within one year after such Asset Sale is consummated, then the Disposition Value of the property subject to such Asset Sale shall be deemed to be reduced dollar-for-dollar by any such (1) Indebtedness Prepayment Application for purposes of determining compliance with clause (x) above and/or (2) Property Reinvestment Application for purposes of determining compliance with clause (x) or (y) above.

Notwithstanding anything to the contrary herein or in any other Note Document, it is understood and agreed that the liens on and security interests in any Collateral that is subject to an Asset Sale permitted under Section 10.10 shall be automatically released in accordance with the Collateral Agency Agreement without the need for any further consent from, or action by, any Holder. In addition, in connection with any Asset Sale permitted under Section 10.10, the Holders hereby agree to execute and/or deliver any documents and/or take any other action reasonably requested by the Company to further evidence or give effect to the release of liens on or security interests in any Collateral that is subject to such Asset Sale.

SECTION 10.11. Sale or Discount of Receivables. The Company will not nor will it cause or permit any Subsidiary to sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

SECTION 10.12. Amendments to Organizational Documents. The Company will not nor will it cause or permit any of its Subsidiaries to~~, and shall use commercially reasonable efforts not to permit, any Qualified Lessee or any of its Subsidiaries to,~~ amend, supplement, terminate, replace or waive any provision of its operating agreement or other organization documents ~~after the Third Amendment Date~~. Notwithstanding this Section 10.2, the Company~~, its Subsidiaries, any Qualified Lessee~~ and its Subsidiaries may, without the consent of the Holders, amend their respective operating agreement or similar organizational documents as may be required to facilitate or implement any of the following:

(a) to reflect (i) the contribution of any new capital or additional capital by new or existing members or partners of such Person, (ii) the addition of new members or partners of such Person, or (iii) any adjustment, termination, reduction or redemption of equity interests of its members, partners or other holders of equity interests or the issuance of additional equity interests in such Person; provided, that after giving effect to any such changes, no Event of Default would exist under Sections 10.8, or ~~12~~11(~~n~~o) ;

ANNEX A-32

(Amended and Restated Note Purchase Agreement)

(b) to reflect a change that does not adversely affect any Holders in any material respect, or to cure any ambiguity, or correct or supplement any provision, not inconsistent with law or with the provisions of this Agreement;

(c) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(d) to take actions to avoid any material adverse consequences to such Person as a result of any change in law or interpretation of law applicable to Persons subject to regulation by the PUCT and FERC; and

(e) to effect the dissolution, liquidation, merger or consolidation of any Person that is not otherwise prohibited under this Agreement.

The Company will provide prompt notice to the Holders upon taking any such action under the foregoing sentence of this Section 10.12.

SECTION 10.13. Sale and Lease-Back. ~~Except for the System Leases, the CREZ Lease and any other Lease, the~~The Company will not, nor will it cause or permit any Subsidiary to, enter into any arrangement providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be Transferred by the Company or such Subsidiary to a lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Company or any Subsidiary.

SECTION 10.14. ERISA Compliance.

(a) Relationship of Vested Benefits to Plan Assets. The Company will not as of the last day of any calendar year permit any Plan to be “at risk” within the meaning of Section 303 of ERISA to the extent such action could reasonably be expected to result in a Material Adverse Effect. The Company and its ERISA Affiliates will not incur withdrawal liabilities (and will not become subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b) Valuations. For the purposes of clause (a) above, all assumptions and methods used to determine the actuarial valuation of vested and unvested employee benefits under any Plan at any time maintained by the Company and the present value of assets of any such Plan shall be reasonably consistent with those determinations made for purposes of Section 5.13.

ANNEX A-33

(Amended and Restated Note Purchase Agreement)

(c) Prohibited Actions. The Company will not, nor, as applicable, will any Plan at any time maintained by the Company:

(i) engage in any action that could reasonably be expected to cause the execution and delivery of this Agreement and the issuance and sale of the Notes to result in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code);

(ii) fail to meet the minimum funding standards of Section 302 of ERISA or Sections 412 and 430 of the Code, or seek or obtain a waiver thereof or fail to make any required contribution to a Multiemployer Plan; or

(iii) terminate any such Plan in a manner which could result in the imposition of a Lien on the Property of the Company pursuant to Section 4068 of ERISA that could reasonably be expected to result in a Material Adverse Effect.

SECTION 10.15. No Margin Stock. Anything herein contained to the contrary notwithstanding, the Company will not, nor will it permit any Subsidiary to, make or authorize any investment in, or otherwise purchase or carry, any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States) that violates the provisions, or for any purpose that violates the provisions, of Regulation U of the Board of Governors of the Federal Reserve System of the United States.

SECTION 10.16. ~~Project Documents~~[Reserved].

~~(a) The Company will not, and will not permit any Subsidiary to, amend, modify, supplement, replace, renew, extend, terminate or waive any provision of any Lease to which the Company or such Subsidiary is party, or consent to any amendment, modification, supplement, replacement, renewal, extension, termination or waiver of any such Lease except (i) the consummation of the FERC Lease Assumptions in connection with the FERC Merger, (ii) to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) if the Company reasonably believes, after giving effect thereto, the Company will generate sufficient revenue and hold sufficient assets to satisfy the requirements of Section 9.9.~~

~~(b) The Company shall use commercially reasonable efforts to ensure that no Specified Qualified Lessee enters into any lease of transmission or distribution facilities other than (i) the Leases (including maintaining or entering into new Leases or replacement Leases and amending or modifying Leases to the extent not prohibited under this Agreement) and (ii) any other leases consented to by Required Holders.~~

SECTION 10.17. Regulation.

(a) The Company shall not be or become~~, and shall use commercially reasonable efforts not to permit any Specified Qualified Lessee to be or become,~~ subject to FERC jurisdiction as a public utility under the FPA; provided, however, that the Company shall not be in default of the forgoing negative covenant if the Company ~~or any Specified Qualified Lessee~~ becomes subject to FERC jurisdiction under the FPA solely as a result of a change to the FPA or in FERC’s interpretation thereof or regulations thereunder, if the Company ~~or such Specified Qualified Lessee~~ takes all necessary actions to comply with applicable FERC requirements and the operation of the System is uninterrupted~~; and~~.

ANNEX A-34

(Amended and Restated Note Purchase Agreement)

(b) The Company shall not~~, and shall use commercially reasonable efforts to cause any Specified Qualified Lessee not to~~ violate in any material respect any regulation or order of the Public Utility Commission of Texas applicable to it.

(c) ~~None of the~~The Company ~~nor any Specified Qualified Lessee~~ shall not own, operate or control any electrical generating, transmitting or distribution facility, nor effect or control any sale of electricity, outside of the ERCOT balancing area authority except (i) as permitted by FERC, as set forth in its declaratory order issued in Docket no. EL07-93-000 or (ii) interconnected transmission or distribution assets or systems located substantially in the State of Texas or deriving a majority of their revenue from customers within the State of Texas.

SECTION 10.18. Swaps. The Company will not, nor will it permit any Subsidiary to, enter into any Swap Contracts, except that the Company and its Project Finance Subsidiaries may enter into Swap Contracts solely to hedge interest rate risk and not for speculative purposes.

SECTION 10.19. Additional Financial Covenants. If the Company shall at any time enter into one or more agreements pursuant to which Indebtedness in an aggregate principal amount greater than $25,000,000 shall be outstanding and such agreement contains one or more financial covenants which are more restrictive on the Company and its Subsidiaries than the financial covenants contained in Section 9.9 of this Agreement, then such more restrictive financial covenants and any related definitions (the “Additional Financial Covenants”) shall automatically be deemed to be incorporated into Section 9.9 of this Agreement by reference from the time such other agreement becomes binding upon the Company until such time as such other Indebtedness is repaid in full and all commitments related thereto are terminated; provided, that if at the time of any such repayment or the termination of any such commitment a Default or Event of Default shall exist under this Agreement, then such Additional Financial Covenants shall continue in full force and effect under this Agreement so long as such Default or Event of Default continues to exist. So long as such Additional Financial Covenants shall be in effect, no modification or waiver of such Additional Financial Covenants shall be effective unless the Required Holders shall have consented thereto pursuant to Section 17.1 hereof. Promptly but in no event more than 5 Business Days following the execution of any agreement providing for Additional Financial Covenants, the Company shall furnish each Holder with a copy of such agreement. Upon written request of the Required Holders, the Company will enter into an amendment to this Agreement pursuant to which this Agreement will be formally amended to incorporate the Additional Financial Covenants on the terms set forth herein.

SECTION 10.20. Burdensome Agreements. The Company will not enter into or permit any Subsidiary Guarantor or Subsidiary of a Subsidiary Guarantor to enter into any Contractual Obligation that limits the right (a) of such Subsidiary to make Distributions to the Company or any Subsidiary Guarantor or to otherwise transfer property to the Company or any Subsidiary Guarantor, (b) of any Subsidiary of the Company to guarantee the Indebtedness of the Company or (c) of the Company or any Subsidiary Guarantor to create, incur, assume or suffer to exist Liens on property of such Person, in each case except for (i) restrictions arising under any Requirement of Law, (ii) customary restrictions and conditions contained in any agreement

ANNEX A-35

(Amended and Restated Note Purchase Agreement)

relating to the sale or other disposition of assets not prohibited under this Agreement pending the consummation of such sale or other disposition, (iii) this Agreement, the other Note Documents, Permitted Liens (other than Liens permitted under Section 10.5(k)), any document or instrument evidencing or granting any such Permitted Liens and the agreements listed on Schedule 10.20; (iv) any Contractual Obligation relating to Indebtedness permitted pursuant to Section 10.6 (including Liens permitted pursuant to Section 10.5) to the extent, in the good faith judgment of the Company, such limitations and requirements described in clauses (a), (b) or (c) above (x) are on customary market terms for Indebtedness of such type at the time entered into, so long as the Company has determined in good faith that such restrictions would not reasonably be expected to impair in any material respect the ability of the Note Parties to meet their ongoing payment obligations under the Note Documents, or (y) are not materially more restrictive, taken as a whole with respect to the Company and the Subsidiaries than the restrictions in the Note Documents, (v) with respect to clause (c), any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 10.6(c) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (vi) non-assignment provisions in franchise agreements, licenses, easements, leases, indemnities or other agreements and (vii) restrictions on any property or any Person contained in any asset or stock sale agreement or other similar agreements entered into with respect to such property or Person to the extent (x) the sale or other disposition of such property or Person is not prohibited by this Agreement and (y) such restrictions relate only to the property or Person to be sold or otherwise disposed of.

ARTICLE XI

Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Yield-Maintenance Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note, fees or other amounts for more than five days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.9 or Section 10; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any other Note Document (other than those referred to in another paragraph of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from the Collateral Agent or Holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

ANNEX A-36

(Amended and Restated Note Purchase Agreement)

(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any other Note Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

~~(f) with respect to any Lease to which the Company or a Subsidiary thereof is a party (other than Leases pursuant to which the Company recognized revenue, in the aggregate, that constituted 10% or less of the total consolidated revenue of the Company and its Subsidiaries (other than Project Finance Subsidiaries) as set forth on the face of the consolidated statements of operations for the four consecutive fiscal quarter period that ended on the date of the financial statements most recently delivered pursuant to Section 7.1), (i) any such Lease is declared to be null and void or is otherwise unenforceable, or any party thereto claims that any such agreement is unenforceable (unless, within 90 days after such declaration or claim, replaced by a Lease that complies with the provisions of Section 10.16), (ii) one or more payment defaults in an amount in excess of $10,000,000 in the aggregate occurs across all such Leases, after giving effect to any cure periods specified therefor or (iii) any default or event of default (other than those referred to in clause (i) or (ii) of this Section 11(f)) occurs under any such Lease that could reasonably be expected to have a Material Adverse Effect and such failure continues for more than 90 days; or~~

(f) [reserved]; or

(g) (i) ~~the~~any Certificate of Conveniences and Necessity ~~(#30192, #30026, #30114 and #30191)~~ issued or transferred by the Public Utility Commission of Texas to ~~Sharyland and, prior to the FERC Merger, the FERC Operator,~~the Company authorizing the ownership and operation of the System is terminated without being timely replaced, revoked or otherwise is not in effect; or (ii) except as could not reasonably be expected to result in a Material Adverse Effect, any other Required Permit is terminated without being timely replaced (if the terminated Permit continues to be a Required Permit), revoked or otherwise is not in effect; provided, however, that the termination without immediate renewal of any franchise agreement pursuant to which the ~~Qualified Lessee operating the~~ applicable portion of the System is authorized to operate ~~the System~~ and collect fees for services shall not constitute an Event of Default if the parties to the franchise agreement continue to perform in accordance with the terms of such agreement notwithstanding the termination; or

(h) any Security Document or any other security document entered into pursuant to Section 9.7 ceases to give the Collateral Agent perfected first priority Liens (subject to Permitted Liens) purported to be created thereby in a material portion of the Collateral, taken as a whole, for any reason other than as expressly permitted hereunder or thereunder (including by amendment, waiver and/or consent granted in accordance with the terms hereunder or thereunder) or satisfaction in full of the Obligations; or any Note Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including by amendment, waiver and/or consent granted in accordance with the terms hereunder or thereunder) or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Note Party contests in any manner the validity or enforceability of any Note Document; or any Note Party denies that it has any further liability or obligation under any Note Document or purports to revoke, terminate or rescind any Note Document, other than, for each of the foregoing, as expressly permitted hereunder or thereunder (including by amendment, waiver and/or consent granted in accordance with the terms hereunder or thereunder) or satisfaction in full of the Obligations; or

ANNEX A-37

(Amended and Restated Note Purchase Agreement)

(i) without limiting clause (h), (i) the Company ~~or any Specified Qualified Lessee~~ is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least~~, in the case of the Company or Sharyland,~~ $10,000,000 ~~or, in the case of any other Specified Qualified Lessee, $2,000,000~~, in each case beyond any period of grace provided with respect thereto, or (ii) the Company ~~or any Specified Qualified Lessee~~ is in default in the performance of or compliance with any term of any evidence of any Indebtedness (including any mortgage, indenture or other agreement relating thereto), which Indebtedness~~, in the case of the Company or Sharyland,~~ is in an aggregate outstanding principal amount of at least $10,000,000 (for each such Person individually) ~~or, in the case of any other Specified Qualified Lessee, is an amount that could reasonably be expected to result in a Material Adverse Effect~~, and as a consequence of such default or condition one or more Persons are entitled to declare such Indebtedness to be due and payable before its stated maturity or before its regularly scheduled dates of payment, (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), Indebtedness of the Company ~~or Sharyland~~ in an aggregate outstanding principal amount of at least $10,000,000 (for each such Person individually) has become or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iv) a default or an event of default occurs under the 2010 SDTS Note Purchase Agreement or the RBC Agreement, and such failure continues for more than any cure period specified therefor and has not otherwise been waived; or

(j) the Company ~~or Sharyland or, to the extent the same could reasonably be expected to result in a Material Adverse Effect, any other Qualified Lessee~~ (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it or, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(k) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company~~,~~ or any Subsidiary~~, Sharyland or, to the extent the same could reasonably be expected to result in a Material Adverse Effect, any other Qualified Lessee~~, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any such Person or any such petition shall be filed against any such Person and such petition shall not be dismissed within 60 days; or

ANNEX A-38

(Amended and Restated Note Purchase Agreement)

(l) a final judgment or judgments for the payment of money is rendered against the Company ~~or a Qualified Lessee, in the case of the Company or Sharyland,~~ aggregating in excess of $10,000,000 ~~or $2,000,000, respectively, or, in the case of any other Qualified Lessee, to the extent the same could reasonably be expected to result in a Material Adverse Effect~~, other than, in each case, judgments payable by the Company ~~or such Qualified Lessee~~, rendered in connection with the condemnations in favor thereof, and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(m) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) any Plan shall be “at-risk” within the meaning of Section 303 of ERISA as of the last day of any calendar year, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(n) ~~Hunt Family Members cease to Control Sharyland, or any Person other than~~ a Qualified Lessee shall be the lessee under any lease with respect to the System[reserved]; or

(o) ~~(i) InfraREIT Partners~~Oncor shall cease to own or control, directly or indirectly, 90% of the outstanding equity interest of the Company~~; or (ii) Hunt Family Members cease to own and control, directly or indirectly, at least 5% of the outstanding equity interests of InfraREIT Partners, unless in the case of clause (ii), (x) the general partner of InfraREIT Partners has become a publicly held company, or (y) the Company has total assets on its balance sheet valued at $1,000,000,000 or greater.~~.

As used in Section 11(m), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

ARTICLE XII

Remedies on Default, Etc.

SECTION 12.1. Acceleration.

(a) If an Event of Default with respect to the Company described in Section 11(j) or (k) (other than an Event of Default described in clause (i) of Section 11(j) or described in clause (vi) of Section 11(j) by virtue of the fact that such clause encompasses clause (i) of Section 11(j)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

ANNEX A-39

(Amended and Restated Note Purchase Agreement)

(b) If any other Event of Default has occurred and is continuing, any Holder or Holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any Holder or Holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Yield-Maintenance Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each Holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Yield-Maintenance Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

SECTION 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the Holder of any Note at the time outstanding may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

SECTION 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Yield-Maintenance Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Yield-Maintenance Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

ANNEX A-40

(Amended and Restated Note Purchase Agreement)

SECTION 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any Holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any Holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the Holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such Holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

ARTICLE XIII

Registration; Exchange; Substitution of Notes.

SECTION 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each Holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any Holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Holders of Notes. In addition to and not in limitation of any representations contained herein, each Holder acknowledges and agrees that the Notes have not been registered under the Securities Act and may not be transferred except pursuant to registration or an exemption therefrom and in compliance with Section 13.2(b) hereof.

SECTION 13.2. Transfer and Exchange of Notes.

(a) Subject to compliance with Section 13.2(b), upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or such Holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such Holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any

ANNEX A-41

(Amended and Restated Note Purchase Agreement)

stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.1 and Section 6.2.

(b) Each Holder hereby agrees that it will not offer for sale or sell any of its Notes or disclose any Confidential Information to any prospective transferee of the Notes, other than to an Affiliate, or to another Holder without first delivering written notice to the Company (a “Right of First Offer Notice”) of its intent to sell such Notes and disclose such Confidential Information. Such Right of First Offer Notice shall contain a reasonably detailed description of the proposed terms of such sale, including, without limitation, the proposed purchase price (the “Proposed Purchase Price”) for such Notes and the names of up to ten prospective purchasers. If the Company so desires it may, within 5 Business Days of the receipt of such Right of First Offer Notice, inform such Holder in writing of its intent to purchase, or have an Affiliate or Institutional Investor designated by the Company purchase, such Notes (a “Purchase Notice”) from the Holder delivering such Right of First Offer Notice at the Proposed Purchase Price, provided, however, that if at such time a Default or Event of Default shall have occurred and be continuing, the Company shall not purchase, and shall not allow any Affiliate or Institutional Investor designated by the Company to purchase, the Notes of the Holder delivering such Right of First Offer Notice. The aggregate principal amount of the Notes specified in such Purchase Notice shall be purchased by the Company, or such Affiliate or Institutional Investor, for the Proposed Purchase Price, together with accrued interest on such Notes to the purchase date, on the date specified by the Company in such Purchase Notice, which shall be not more than 30 days following delivery of such Purchase Notice. If a Holder does not receive a Purchase Notice from the Company within 5 Business Days after the delivery of a Right of First Offer Notice to the Company, such Holder shall have the right to sell its Notes identified in such Right of First Offer Notice to one or more of the prospective purchasers identified in such Right of First Offer Notice for a price which is not less than the Proposed Purchase Price identified in such Right of First Offer Notice for a period of 120 days from the date of such Right of First Offer Notice. In the event that the prospective purchasers identified by a Holder in a Right of First Offer Notice shall decline to purchase the Notes within such 120 day period, then the Holder may identify up to 10 additional Institutional Investors through a new Right of First Offer Notice.

SECTION 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Note is, or is a nominee for, an original Purchaser or another Holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

ANNEX A-42

(Amended and Restated Note Purchase Agreement)

(b) in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

ARTICLE XIV

Payments on Notes.

SECTION 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Yield-Maintenance Amount, if any, and interest becoming due and payable on the Notes shall be made in New York City, New York at the principal office of JPMorgan Chase Bank National Association in such jurisdiction. The Company may at any time, by notice to each Holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

SECTION 14.2. Home Office Payment. So long as any Purchaser or its nominee shall be the Holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Yield-Maintenance Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

ANNEX A-43

(Amended and Restated Note Purchase Agreement)

ARTICLE XV

Expenses, Etc.

SECTION 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of one firm of special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other Holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation:

(a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a Holder of any Note, but only to the extent such subpoena or legal proceeding arises out of matters related to the Company,

(b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and

(c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided. The Company will pay, and will save each Purchaser and each other Holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other Holder in connection with its purchase of the Notes).

SECTION 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

ARTICLE XVI

Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent Holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other Holder of a Note; provided, that no representation or warranty shall be deemed to be made as of any time other than the date of execution and delivery of this Agreement or such other document, certificate, instrument or agreement containing such representation or warranty. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

ANNEX A-44

(Amended and Restated Note Purchase Agreement)

ARTICLE XVII

Amendment and Waiver.

SECTION 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the Holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Yield-Maintenance Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

SECTION 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each Holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each Holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Holder of Notes as consideration for or as an inducement to the entering into by any Holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Holder of Notes then outstanding even if such Holder did not consent to such waiver or amendment.

SECTION 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all Holders of Notes and is binding upon them and upon each future Holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the Holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

ANNEX A-45

(Amended and Restated Note Purchase Agreement)

SECTION 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

ARTICLE XVIII

Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other Holder of any Note, to such Holder at such address as such other Holder shall have specified to the Company in writing, and

(iii) if to the Company, to the Company at

Sharyland Distribution & Transmission Services, L.L.C.

1616 Woodall Rogers Freeway

Dallas, TX 75202

Attn: Treasuerer

Email: treasury@oncor.com

Kevin.Fease@oncor.com

~~(iii) if to the Company, to the Company at 1900 N. Akard Street, Dallas, TX 75201-2300, facsimile: (214) 855-6965 to the attention of W. Kirk Baker~~,or at such other address as the Company shall have specified to the Holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

ARTICLE XIX

Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be

ANNEX A-46

(Amended and Restated Note Purchase Agreement)

reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other Holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

ARTICLE XX

Confidential Information.

For the purposes of this Section 20, “Confidential Information” means Information delivered to any Purchaser by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that:

(a) other than as a result of disclosure by any Purchaser or its employees or agents in violation of this Section 20 was publicly known or otherwise known to such Purchaser prior to the time of such disclosure,

(b) other than as a result of disclosure by any Purchaser or its employees or agents in violation of this Section 20 subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf,

(c) other than as a result of disclosure by any Purchaser or its employees or agents in violation of this Section 20 otherwise becomes known to such Purchaser other than through disclosure by the Company or

(d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.

“Information” means information concerning the Company or its Subsidiaries, irrespective of its source or form of communication, furnished by or on behalf of the Company or any of its Subsidiaries, including without limitation notes, analyses, compilations, studies or other documents or records prepared by any Purchaser, which contain or reflect or were generated from information supplied by or on behalf of the Company or its Subsidiaries. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to:

(i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes),

ANNEX A-47

(Amended and Restated Note Purchase Agreement)

(ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20,

(iii) any other Holder of any Note,

(iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20),

(v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20),

(vi) any federal or state regulatory authority having jurisdiction over such Purchaser,

(vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or

(viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement.

Each Holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any Holder of a Note of information required to be delivered to such Holder under this Agreement or requested by such Holder (other than a Holder that is a party to this Agreement or its nominee), such Holder will enter into an agreement with the Company embodying the provisions of this Section 20.

ARTICLE XXI

Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be

ANNEX A-48

(Amended and Restated Note Purchase Agreement)

deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original Holder of the Notes under this Agreement.

ARTICLE XXII

Miscellaneous.

SECTION 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Note) whether so expressed or not.

SECTION 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Yield-Maintenance Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 22.3. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with any financial covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

SECTION 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 22.5. Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

ANNEX A-49

(Amended and Restated Note Purchase Agreement)

SECTION 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

SECTION 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

SECTION 22.8. Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served by or on behalf of any Holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such Holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) In addition to and notwithstanding the provisions of Section 22.8(b) above, the Company hereby irrevocably appoints CT Corporation System as its agent to receive on its behalf and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Company, in care of the process agent at 111 Eighth Avenue, 13th Floor, New York, New York 10011, and the Company hereby irrevocably authorizes and directs the process agent to accept such service on its behalf. If for any reason the process agent ceases to be available to act as process agent, the Company agrees immediately to appoint a replacement process agent satisfactory to the Required Holders.

ANNEX A-50

(Amended and Restated Note Purchase Agreement)

(d) Nothing in this Section 22.8 shall affect the right of any Holder of a Note to serve process in any manner permitted by law, or limit any right that the Holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

SECTION 22.9. Transaction References. The Company and the Holders shall not refer to the other on an internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium, except with the referenced party’s prior written consent, which may be withheld at its sole discretion.

* * * * *

ANNEX A-51

(Amended and Restated Note Purchase Agreement)

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“2010 SDTS Note Agreement” means the Note Purchase Agreement, dated July 13, 2010, among the Company and the holders of the 2030 Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“2030 Notes” means the Company’s 6.47% Senior Notes due September 30, 2030, issued under the 2010 SDTS Note Agreement.

“Additional Financial Covenants” shall have the meaning given to it in Section 10.19 hereof.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interest of the Company or any corporation of which the Company beneficially owns or holds, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests~~; provided, however, that this definition shall at all times exclude owners or investors in InfraREIT Partners, L.P., except for Hunt Family Members~~. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Amortization Schedule” is defined in Section 8.1(a).

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Approved Accountant” is defined in Section 7.1(b)(A).

“Blocked Person” means (i) an OFAC Listed Person, (ii) an agent, department, or instrumentality of, or a Person otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) a Person otherwise blocked, subject to sanctions under or engaged in any activity in violation of U.S. Economic Sanctions.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

Schedule B-1

(To Annex A)

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation, patronage capital or other equivalents of or interest in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Cash Flow” means, for any period, the sum of the following (without duplication): (i) all ~~cash paid to~~Operating Cash Flow of the Company during such period ~~under the Leases~~, (ii) all cash distributions received by the Company from Project Finance Subsidiaries of the Company during such period, (iii) all interest and investment earnings, if any, paid to the Company during such period on amounts on deposit in the account created under the Deposit Agreement, (iv) revenues, if any, received by or on behalf of the Company during such period under any insurance policy as business interruption insurance proceeds, (v) direct cash equity investments made by TDC in the Company during such period (excluding equity contributed to a Project Finance Subsidiary) in an amount not greater than the amount necessary to cause the Company to be in compliance with the financial covenants set forth in Section 9.9 (each such investment, an “Equity Cure”); provided, however, that during any period of four consecutive fiscal quarters, “Cash Flow” shall include an Equity Cure in no more than two of such quarters and (vi) proceeds of any borrowing made after the date hereof to the extent used to finance the payment of bullet or balloon installments of Indebtedness for borrowed money.

“Cash Flow Available for Debt Service” for any period, means (i) Cash Flow received during such period ~~minus~~plus (ii)  ~~(A) all O&M Costs~~interest expense paid during such period ~~and~~minus (~~B~~iii) if an Equity Cure has been made in any fiscal quarter during the period for which Cash Flow Available for Debt Service is calculated, the lesser of the aggregate amount of (x) such Equity Cure during such period and (y) the aggregate amount of cash distributions paid by the Company during such period.

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Closing” is defined in Section 3.

“Closing Date” means December 31, 2009.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means, collectively, the collateral described in each of the Security Documents.

“Collateral Agency Agreement” means the Second Amended and Restated Collateral Agency Agreement, dated as of the Third Amendment Date, among the Collateral Agent, the Company, the Holders and the holders of the other Permitted Secured Indebtedness from time to time party thereto (as the same may be amended, restated, amended and restated, supplemented, joined or otherwise modified from time to time).

Schedule B-2

(To Annex A)

“Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., a national association, acting in its capacity as collateral agent for itself and the other Secured Parties, or its successors in such capacity appointed pursuant to the terms of the Collateral Agency Agreement.

“Company” means Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company, or any successor that becomes such in the manner prescribed in Section 10.2.

“Confidential Information” is defined in Section 20.

“Consolidated Net Plant” means, with respect to any Person, as of the date of determination, the net plant set forth on the face of the consolidated balance sheet of such Person or absent such amount on the consolidated balance sheet, the total plant of such Person on a consolidated basis minus accumulated depreciation set forth in the footnotes of the consolidated financial statements, in each case for the fiscal quarter ended on the date of the last financial statements delivered pursuant to Section 7.1.

~~“Consolidated Qualified Lessee” shall mean any Qualified Lessee that is consolidated into the financial statements of another Qualified Lessee.~~

“Consolidated Total Assets” means, at any time, the total assets of the Company and its Subsidiaries which would be shown on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Agreement” means the Contribution Agreement, dated as of December 31, 2009, between Sharyland and the Company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.

~~“CREZ Lease” shall mean (A) prior to the effectiveness of the CREZ Lease Amendment and Restatement, the Amended and Restated Lease Agreement (CREZ Assets) dated as of April 30, 2013, between SP, as lessor, and Sharyland, as lessee, and (B) upon the effectiveness of the CREZ Lease Amendment and Restatement, the CREZ Lease Amendment and Restatement, as such lease may be amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof, in accordance with Section 9.8(b) and/or 10.12 of this Agreement, as applicable.~~

Schedule B-3

(To Annex A)

~~“CREZ Lease Amendment and Restatement” shall mean the Second Amended and Restated Lease Agreement (CREZ Assets), between SP, as lessor, and Sharyland, as lessee, with respect to the CREZ Project.~~

~~“CREZ Project” shall mean the five transmission lines, four substations and other facilities in Texas identified and awarded to Sharyland by the Public Utility Commission of Texas (the “PUCT” ) in Docket Number 37902.~~

~~“Cross Valley Project” means the approximately 49 mile transmission line in South Texas near the Mexican border, known as the “North Edinburg to Loma Alta 345 kV single-circuit transmission line” project, subsequently, renamed as the “North Edinburg to Palmito 345 kV double-circuit transmission line” project, which is built on double-circuit capable structures and the Palmito substation located on the eastern terminus of the Cross Valley Project. The Cross Valley Project is part of a 100 mile transmission line, which is jointly developed and permitted by Sharyland and Electric Transmission Texas.~~

~~“Cross Valley Project Transfer” shall mean the sale and Transfer of all of the Capital Stock of CV Project Entity, L.L.C., a Project Finance Subsidiary of the Company, to Cross Valley Partnership, L.P., a Person Controlled by one or more Hunt Family Members, for a purchase price at least equal to the Cross Valley Project’s rate base cost at such time.~~

“Debt Service” for any period, the aggregate (without duplication) of (i) all amounts of interest on the Notes and in respect of other Indebtedness of the Company required to be paid during such period, plus (ii) all amounts of principal on the Notes and in respect of other Indebtedness of the Company or required to be paid during such period, excluding any optional prepayments of principal during such period, plus (iii) all other premiums, fees, costs, charges, expenses and indemnities due and payable to the Holders or the other Secured Parties and holders of other Indebtedness of the Company or and agents acting on their behalf during such period.

“Debt Service Coverage Ratio” means, for each period of four consecutive fiscal quarters, the quotient of (i) Cash Flow Available for Debt Service for such period to (ii) Debt Service for such period. If, during any period, the Company and/or any Subsidiary enters into a transaction or series of related transactions not prohibited by this Agreement (including by waiver, consent or amendment given or made in accordance with Article XVII) pursuant to which the Company and/or any Subsidiary acquires or disposes of any assets with a fair market value greater than $1,000,000, the Debt Service Coverage Ratio shall be calculated on a pro forma basis after giving effect to such transaction or series of related transactions as a whole (including any related incurrence, repayment or assumption of Indebtedness), and such transaction or series of related transactions (including any related incurrence, repayment or assumption of Indebtedness) shall be deemed to have occurred as of the first day of the applicable period.

Schedule B-4

(To Annex A)

“Deeds of Trust” means (i) the Amended and Restated First Lien Deed of Trust, Security Agreement and Fixture Filing (Texas) and each First Lien Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (Texas) by and from the Company, as grantor, to Peter M. Oxman, as trustee, for the benefit of the Collateral Agent and the other Secured Parties, dated as of July 13, 2010, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time and (ii) each other deed of trust by and from the Company, as grantor, for the benefit of the Collateral Agent and the other Secured Parties entered into from time to time.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest per annum from time to time equal to the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes, and (ii) 2% over the rate of interest publicly announced by The Bank of New York Mellon from time to time in New York as its “base” or “prime” rate.

“Deposit Agreement” means the Amended and Restated Deposit Account Control Agreement, dated as of the Third Amendment Date, among the Company, the Collateral Agent and Bank of America, N.A.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

~~“Development Agreement” means that certain Development Agreement to be entered into among Hunt Transmission Services, L.L.C., Sharyland, InfraREIT and/or InfraREIT Partners in connection with one or more New Projects, pursuant to which Hunt Transmission Services, L.L.C. has granted InfraREIT a right of first offer related to the New Projects identified therein, as amended from time to time in accordance with its terms.~~

“Disclosure Documents” is defined in Section 5.3.

“Disposition Value” means, at any time, with respect to any property (a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by the Company, and (b) in the case of property that constitutes Subsidiary Stock, an amount equal to (x) the book value of all assets of the Subsidiary that issued such Subsidiary Stock multiplied by (y) the percentage of all of the outstanding Capital Stock of such Subsidiary represented by such Subsidiary Stock subject to an Asset Sale (assuming, in making such calculations, that all Securities convertible into such Capital Stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion), determined at the time of the disposition thereof, in good faith by the Company.

“Distributions” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

Schedule B-5

(To Annex A)

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERCOT” means the Electric Reliability Council of Texas or any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” shall mean, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“FERC” means the Federal Energy Regulatory Commission, or any successor agency to its duties and responsibilities.

~~“FERC Lease” shall mean (A) prior to the effectiveness of the FERC Lease Amendment and Restatement, the Second Amended and Restated Lease Agreement, dated as of July 1, 2012, between FERC Owner and FERC Operator and (B) upon the effectiveness of the FERC Lease Amendment and Restatement, the FERC Lease Amendment and Restatement, as such lease may be amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof, in accordance with Section 9.8(b) and/or 10.12 of this Agreement, as applicable.~~

~~“FERC Lease Amendment and Restatement” shall mean the Third Amended and Restated Lease Agreement (Stanton Transmission Loop Assets) between FERC Owner, as lessor, and FERC Operator, as lessee.~~

~~“FERC Lease Assumptions” shall mean the anticipated assumptions of the FERC Lease in connection with the FERC Merger (i) by the Company as the lessor thereunder, as successor in interest to FERC Owner and (ii) by Sharyland of the FERC Lease as the lessee, as successor in interest to the FERC Operator.~~

Schedule B-6

(To Annex A)

~~“FERC Merger” shall mean the anticipated transaction or series of transactions pursuant to which SDTS FERC L.L.C. will merge into the Company and SU FERC L.L.C. will merge into Sharyland.~~

~~“FERC Operator” shall mean (A) prior to the FERC Merger, SU FERC, L.L.C., a Subsidiary of Sharyland, and (B) upon the completion of the FERC Merger, Sharyland.~~

~~“FERC Owner” shall mean (A) prior to the FERC Merger, SDTS FERC, L.L.C., a Subsidiary of the Company, and (B) upon the completion of the FERC Merger, the Company.~~

“Financing Documents” means, collectively, this Agreement, the 2010 SDTS Note Agreement, the Notes, the 2030 Notes, the RBC Agreement, the Security Documents, any other documents, agreements or instruments entered into in connection with any of the foregoing and any other documents, agreements or instruments from time to time constituting “Financing Agreements” under the Collateral Agency Agreement.

“Fifth Amendment” shall mean that certain Fifth Amendment to Note Purchase Agreement, Direction and Waiver, dated as of November 1, 2017, among the Company and the Holders party thereto.

“Fifth Amendment Effective Date” shall mean ~~_________~~November 1, 2017.

“Force Majeure Event” means any claim of force majeure by any Person under any Material Project Document, which would allow such Person to avoid all or any material part of its obligations thereunder and any other fire, explosion, accident, strike, slowdown or stoppage, lockout or other labor dispute (whether pending or, to the Company’s knowledge threatened), drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), that could reasonably be expected to result in a Material Adverse Effect.

“Fourth Amendment Date” means September 28, 2015.

“FPA” means the Federal Power Act, 16 U.S.C. §§791 et seq., as amended, and the regulations of the FERC thereunder.

“GAAP” means generally accepted accounting principles as in effect in the United States of America. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, ratios, standards or terms in this Agreement, then the Company and the Holders agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Company ~~and Sharyland~~ shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Company and the Holders, all financial covenants, ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

Schedule B-7

(To Annex A)

~~“Golden Spread Project” shall mean a new 345 kilovolt transmission line that will be approximately 55 miles long and will connect the Golden Spread Electric Cooperative, Inc. Antelope-Elk Energy Center in Hale County, approximately 1.6 miles north of the City of Abernathy on County Road P, to the proposed White River Station that will be built by Sharyland in Floyd County, approximately 9 miles northwest of the City of Floydada and 1.1 miles east of the intersection of County Road 231 and County Road 200 and the Abernathy substation that is located in the western portion of the transmission line.~~

~~“Golden Spread Project Transfer” shall mean the sale and Transfer of all of the Capital Stock of GS Project Entity to a Person Controlled by one or more Hunt Family Members for a purchase price at least equal to the Golden Spread Project’s rate base cost at such time.~~

“Good Utility Practices” means “Good Utility Practice” as defined from time to time by the Public Utility Commission of Texas.

“Governmental Authority” means

(a) the government of:

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government, or

(c) ERCOT, or

(d) the Texas Regional Entity.

~~“GS Project Entity” means a Project Finance Subsidiary of the Company created to finance and develop the Golden Spread Project.~~

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Indebtedness or any property constituting security therefor;

Schedule B-8

(To Annex A)

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of any other Person to make payment of the Indebtedness; or

(d) otherwise to assure the owner of such Indebtedness against loss in respect thereof.

The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (or, if less, the maximum amount for which such Guaranty is made) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

~~“Hunt Family Members” means (i) Ray L. Hunt; (ii) the spouse of Ray L. Hunt and each of his children and siblings; (iii) the spouse and lineal descendants of any Person identified in the foregoing clause (ii); (iv) any trust or account primarily for the benefit of any Person or Persons identified in the foregoing clauses (i), (ii) or (iii); (v) any corporation, partnership or other entity in which any of the Persons identified in the foregoing clauses (i), (ii), (iii) or (iv) are the beneficial owners of substantially all of the shares of capital stock, membership interests, partnership interests or other equity interests and options or warrants to acquire, or securities convertible into, capital stock, membership interests, partnership interests, or other equity securities of an entity; and (vi) the personal representative or guardian of any of the Persons identified in the foregoing clauses (i), (ii) and (iii) upon such Person’s death for purposes of the administration of such Person’s estate or upon such Person’s disability or incompetency for purposes of protection and management of the assets of such Person.~~

“Indebtedness” with respect to any Person means, at any time, without duplication,

Schedule B-9

(To Annex A)

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases; ~~provided, however, that for purposes of this definition (including with respect to clauses (i) and (ii) hereof), the System Leases, any other Lease and any similar lease shall not be treated as a capital lease;~~

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); ~~provided, however, that for purposes of this definition, any surety bonds or indemnification agreements entered into by Sharyland (with respect to which the Company or a subsidiary thereof has a reimbursement or backstop obligation) in connection with condemnation proceedings shall be excluded;~~

(f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Indebtedness Prepayment Application” means, with respect to any Transfer of property constituting an Asset Sale, the payment by the Company or any Subsidiary of cash in an amount equal to the Net Proceeds Amount (or portion thereof) with respect to such Asset Sale applied to repay or retire Permitted Secured Indebtedness; provided, that with respect to any such revolving Permitted Secured Indebtedness, the amount of the Indebtedness Prepayment Application with respect thereto shall be deemed to be equal to the amount of any such repayment or retirement to the extent that there has been a commitment reduction in respect thereof; provided further that in the course of making the initial payment (or initial offer in respect of such payment) the Company shall offer to prepay each outstanding Note in accordance with Section 8.7 in a principal amount which is at least equal to the Ratable Portion for such Note. “Ratable Portion” for any Note means an amount equal to the product of (x) the Net

Schedule B-10

(To Annex A)

Proceeds Amount (or portion thereof) being so applied to the payment of Permitted Secured Indebtedness multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of Permitted Secured Indebtedness of the Company and its Subsidiaries outstanding at such time; provided that the outstanding principal amount of any revolving Permitted Secured Indebtedness will not be included in such denominator except to the extent an Indebtedness Prepayment Application is being made with respect thereto in accordance with the preceding sentence.

~~“InfraREIT” shall mean InfraREIT, L.L.C., a Delaware limited liability company, and its successors.~~

“InfraREIT Partners” shall mean InfraREIT Partners, LP, a Delaware limited partnership.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any Holder of a Note holding (together with one or more of its Affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any Holder of any Note.

“Investments” has the meaning given to it in Section 10.7.

~~“Investment Grade Credit Rating” means with respect to any Person~~, ~~a rating of the long-term unsecured debt securities of such Person (or if such rating is unavailable, issuer rating) equal to or higher than (1) “BBB-” (or the equivalent) with a stable or better outlook by Standard & Poor’s Financial Services LLC, or (2) “Baa3” (or the equivalent) with a stable or better outlook by Moody’s Corporation; provided, that if such Person has a rating from both Standard & Poor’s Financing Services LLC and Moody’s Corporation, then the applicable rating shall be deemed to be the lower of the two.~~

~~“Leased Consolidated Net Plant” shall mean that portion of the Consolidated Net Plant of the lessor of a Lease between such lessor and a Qualified Lessee that is the subject of such Lease.~~

~~“Leases” means (i) the System Leases, the CREZ Lease, the FERC Lease and any other leases of transmission and distribution and related assets to a Qualified Lessee under which the Company or any Subsidiary of the Company is a party as a lessor and (ii) any lease of transmission and distribution and related assets pursuant to which Sharyland is the lessee and a Subsidiary of Sharyland or another Person Controlled by one or more Hunt Family Members is the lessor; provided, no such lease will qualify as a “Lease” hereunder if each of the three following criteria apply; (x) Sharyland is the lessee, (y) cash rental payments have become due and payable pursuant thereto and (z) none of the Company, a Subsidiary of the Company or a Subsidiary of Sharyland is the lessor.~~

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person, in each case, in the nature of a security interest of any kind or nature whatsoever.

Schedule B-11

(To Annex A)

“Material Adverse Effect” means a material adverse effect upon and/or material adverse developments with respect to (a) the operations, business, assets, properties, liabilities or financial condition of the Company and its Subsidiaries (taken as a whole); (b) the ability of the Note Parties (taken as a whole) to perform their obligations under the Note Documents; (c) the legality, validity or enforceability of this Agreement or any other Note Document or the rights or remedies of the Collateral Agent or the Holders hereunder or thereunder or (d) the validity, perfection or priority of the Collateral Agent’s Liens on any material Collateral.

“Material Project Document” means ~~(i)~~ any contract or agreement that is related to the ownership, operation, maintenance, management service, repair or use of the System entered into by the Company or any Subsidiary subsequent to the Third Amendment Date that involves full payments or obligations of the Company or any Subsidiary in excess of $5,000,000 in any calendar year~~, and (ii) System Leases, but shall exclude any documents subject to Section 10.12 herein~~.

“Maturity Date” means December 30, 2029.

“Member” means a member of the Company.

~~“McAllen Lease” shall mean (A) prior to the effectiveness of the McAllen Lease Amendment and Restatement, the Second Amended and Restated Master System Lease Agreement, dated as of July 1, 2012, between Company, as lessor, and Sharyland, as lessee, and (B) upon the effectiveness of the McAllen Lease Amendment and Restatement, the McAllen Lease Amendment and Restatement, as such lease may be amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof, in accordance with Section 9.7(b) and/or 10.12 of this Agreement, as applicable.~~

~~“McAllen Lease Amendment and Restatement” shall mean the Third Amended and Restated Master System Lease Agreement (McAllen System), between the Company, as lessor, and Sharyland, as lessee.~~

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Proceeds Amount” means, with respect to any Transfer of any assets by any Person, an amount equal to the difference of (a) the aggregate amount of the consideration (if not cash, valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) allocated to such Person in respect of such Transfer, net of any applicable taxes incurred in connection with such Transfer, minus (b) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer..

Schedule B-12

(To Annex A)

“New Project” shall mean any transmission or distribution project, including any such project acquired or built by a Project Finance Subsidiary~~, any “Footprint Project” (as defined in the Leases) that the Company or a Subsidiary of the Company funds pursuant to a Lease and any such project that InfraREIT or a Subsidiary thereof acquires pursuant to the Development Agreement, including, for the avoidance of doubt, the Cross Valley Project and the Golden Spread Project.~~.

“Non-Recourse Debt” means Indebtedness of a Project Finance Subsidiary ~~or a Subsidiary of Sharyland, as the case may be,~~ that, if secured, is secured solely by a pledge of collateral owned by such Project Finance Subsidiary ~~or such Subsidiary of Sharyland, as the case may be,~~ and the Capital Stock in such Project Finance Subsidiary ~~or such Subsidiary of Sharyland, as the case may be,~~ and for which no Person other than such Project Finance Subsidiary ~~or such Subsidiary of Sharyland, as the case may be,~~ is personally liable.

“Notes” is defined in Section 1.

“Note Documents” means this Agreement, the Notes, the Security Documents, the Subsidiary Guaranties and any amendment, waiver, supplement or other modification to any of the foregoing.

“Note Parties” means the Company and each Subsidiary that is a party to a Note Document, as applicable.

~~“O&M Costs” means actual cash management and operation costs of the Company, taxes payable by the Company, insurance premiums, consumables, fees and expenses of, and other amounts owing to, the Collateral Agent and the depositary under the Deposit Agreement, and other costs and expenses in connection with the management or operation of the Company, but exclusive in all cases of (a) non-cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, (b) all other payments of Debt Service and Yield-Maintenance Amounts, if any, (c) costs of repair or replacement paid with insurance proceeds and (d) development costs related to any Project Finance Subsidiary.~~

“Obligation” means any loan, advance, debt, liability, and obligation of performance, howsoever arising, owed by the Company to the Collateral Agent or the Holders of any kind or description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of this Agreement, any Note or any of the other Note Documents, including all principal, interest, Yield-Maintenance Amounts, fees, charges, expenses, attorneys’ fees and accountants fees payable or reimbursable by the Company under this Agreement or any of the other Note Documents.

“OFAC” means the Office of Foreign Assets Control, United States Department of the Treasury.

“OFAC Listed Person” means a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC.

Schedule B-13

(To Annex A)

“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Oncor” means Oncor Electric Delivery Company LLC, a Delaware limited liability company, and its successors.

“Operating Cash Flow” means, with respect to any Person, for any period, the operating cash flow of such Person, as determined in accordance with GAAP, as set forth on the most recently delivered statement of cash flows of such Person (which, for the avoidance of doubt, shall be calculated net of interest expense of such Person for such period).

“Payment Date” means March 30, 2010 and the 30th day of June, September, December and March thereafter up to the Maturity Date, and the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority, provided that interests or estates in real property, shall not be considered Permits.

“Permitted Affiliate Loan” means, without duplication, loans made by Oncor or any of its Subsidiaries to the Company or a Subsidiary thereof from time to time on an unsecured basis; provided that (a) such loans are subordinated to the Obligations hereunder (and under the 2010 Note Agreement and TDC Note Agreement) pursuant to the Subordination Terms and (b) after giving effect to any such loan, the Company shall be in pro forma compliance with the financial covenants contained in Section 9.9 of this Agreement.

“Permitted Investment” means any (a) marketable direct obligation of the United States of America, (b) marketable obligation directly and fully guaranteed as to interest and principal by the United States of America, (c) demand deposit with Bank of America N.A., or time deposit, certificate of deposit and banker’s acceptance issued by any member bank of the Federal Reserve System which is organized under the laws of the United States of America or any state thereof or any United States branch of a foreign bank, in each case whose equity capital is in excess of $500,000,000 and whose long-term debt securities are rated “A” or better by S&P and “A2” or better by Moody’s, (d) commercial paper or tax exempt obligations given the highest rating by Moody’s and S&P, (e) obligations of a commercial bank described in clause (c) above, in respect of the repurchase of obligations of the type as described in clauses (a) and (b) hereof, provided that such repurchase obligation shall be fully secured by obligations of the type described in said clauses (a) and (b) and the possession of such obligation shall be transferred to, and segregated from other obligations owned by, any such bank, (f) instrument rated “AAA” by S&P and “Aaa” by Moody’s issued by investment companies and having an original maturity of 180 days or less, (g) eurodollar certificates of deposit issued by any bank described in clause (c) above, and (h) marketable security rated not less than “A-1” by S&P or not less than “Prime-1”

Schedule B-14

(To Annex A)

by Moody’s. In no event shall Permitted Investments include any obligation, certificate of deposit, acceptance, commercial paper or instrument which by its terms matures (A) more than 180 days after the date of investment, unless a bank meeting the requirements of clause (c) above shall have agreed to repurchase such obligation, certificate of deposit, acceptance, commercial paper or instrument at its purchase price plus earned interest within no more than 90 days after its purchase thereunder or (B) after the next Payment Date.

“Permitted Lien” is defined in Section 10.5.

“Permitted Secured Indebtedness” has the meaning given to it in the Collateral Agency Agreement.

“Person” means an individual, partnership, corporation, cooperative corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge Agreement” means the Amended and Restated Assignment of Membership Interests and Pledge Agreement, dated as of the Third Amendment Date, by TDC, with respect to its membership interests in the Company, to the Collateral Agent.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Project Finance Subsidiary” means a special purpose Subsidiary of a Person created to develop a New Project and to finance such New Project solely with Non-Recourse Debt and equity (~~including, for the avoidance of doubt, CV Project Entity, L.L.C.~~which shall exclude any Subsidiary that has become a Subsidiary of the Company in accordance with Section 9.7(b)).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Property Reinvestment Application” means, with respect to any Transfer of assets constituting an Asset Sale, the application of all or any portion of the Net Proceeds Amount with respect to such Transfer to the acquisition by the Company or any of its Subsidiaries of assets to be used in the principal business of the Company or any of its Subsidiaries. For avoidance of doubt, to the extent consideration received by the Company or any of its Subsidiaries in an Asset Sale is not cash but constitutes assets to be used in the principal business of the ~~Borrower~~Company or any of its Subsidiaries, the Net Proceeds Amount in respect of such consideration received shall be considered a Property Reinvestment Application.

“PTE” is defined in Section 6.2(a).

Schedule B-15

(To Annex A)

“Purchaser” is defined in the first paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

~~“Qualified Lessee” means Sharyland and/or any other utility that is (x) approved or authorized by the applicable public utility commission or similar regulatory authority to operate and/or lease the transmission and/or distribution assets of the Company or any Subsidiary and (y) a party to a then-effective lease agreement with the Company or a Subsidiary thereof pursuant to which such utility leases and operates such entity’s transmission and/or distribution assets.~~

~~“Qualified Lessee Affiliate Loan” means loans made by InfaREIT Partners or a Subsidiary thereof to Qualified Lessees from time to time in an aggregate principal amount not to exceed $10,000,000 at any time outstanding as long as the use of proceeds of such loans is limited to the acquisition or financing of equipment or other assets used in the Qualified Lessee’s operation or lease of transmission or distribution assets from the Company or a Subsidiary thereof pursuant to a Lease.~~

~~“Qualifying IPO” means an initial public offering of the Capital Stock of InfraREIT pursuant to a registration statement filed with the SEC.~~

“RBC” means Royal Bank of Canada, a Canadian banking institution.

“RBC Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of the Third Amendment Date, among the Company, as borrower, the lenders from time to time party thereto and RBC, administrative agent, as the same may be amended, restated, supplemented and otherwise modified from time to time.

“Real Property Collateral” means any fee owned real property (other than easements and rights of way) with a fair market value in excess of $3,000,000.

“Related Fund” means, with respect to any Holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such Holder, the same investment advisor as such Holder or by an Affiliate of such Holder or such investment advisor.

“Required Holders” means, at any time, the Holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Required Permit” means all governmental and third party licenses, permits, franchises, authorizations, patents, copyright, proprietary software, service marks, trademarks and trade names, or rights thereto, that are material to the ownership, leasing, operating and maintenance of the System, including the permits listed on Schedule 5.12(a).

“Requirements of Law” means as to any Person, the certificate of incorporation or formation and by-laws or partnership or operating agreement or other organizational or governing documents of such Person, and any local, state or Federal law, regulation, rule, ordinances or determination, interpretation or order of an arbitrator or a court or other Governmental Authority, and any Required Permit, in each case applicable to or binding upon such Person or any of its properties or its business or to which such Person or any of its properties or its business is subject.

Schedule B-16

(To Annex A)

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment Conditions” is defined in Section 10.9.

~~“ROFO Transfer” shall mean the sale and Transfer to Persons Controlled by one or more Hunt Family Members of any assets located in the Texas Panhandle related to the CREZ Project that are categorized as ROFO Projects under the Development Agreement with an aggregate fair market value not to exceed $5,000,000.~~

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Secured Parties” means the Collateral Agent, the Holders and the other Secured Parties (as defined in the Collateral Agency Agreement) from time to time.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of the Fourth Amendment Date, among the Company and the Collateral Agent.

“Security Documents” means (i) the Collateral Agency Agreement, Security Agreement, the Deeds of Trust, the Pledge Agreement and the Deposit Agreement and (iii) other security documents entered into pursuant to Section 9.7 and any other security documents, financing statements and the like filed or recorded in connection with the foregoing.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company ~~or a Qualified Lessee, as applicable~~.

“Sharyland” means Sharyland Utilities, L.P., a Texas limited partnership.

~~“SP” shall mean Sharyland Projects, L.L.C., a Project Finance Subsidiary.~~

~~“Specified Qualified Lessee” shall mean Sharyland and any Qualified Lessee (a) (i) without an Investment Grade Credit Rating or (ii) whose obligations under the applicable Leases are not guaranteed by an entity with an Investment Grade Rating and (b) whose business is limited to the leasing of transmission and/or distribution assets from the Company or any of its Subsidiaries or Affiliates.~~

Schedule B-17

(To Annex A)

~~“Stanton/Brady/Celeste Lease” shall mean (A) prior to the effectiveness of the Stanton/Brady/Celeste Lease Amendment and Restatement, the Amended and Restated Lease Agreement (Stanton/Brady/Celeste Assets), dated as of July 1, 2012, between the Company, as lessor, and Sharyland, as lessee, and (B) upon the effectiveness of the Stanton/Brady/Celeste Lease Amendment and Restatement, the Stanton/Brady/Celeste Lease Amendment and Restatement, as such lease may be amended restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof, in accordance with Section 9.7(b) and/or 10.12 of this Agreement, as applicable.~~

~~“Stanton/Brady/Celeste Lease Amendment and Restatement” shall mean the Second Amended and Restated Lease Agreement (Stanton/Brady/Celeste Assets), between the Company, as lessor, and Sharyland, as lessee.~~

“Structuring Fee” is defined in Section 4.7.

“Subordination Terms” means the terms set forth in Exhibit 2 to the Agreement.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company ~~and, prior to the completion of the FERC Merger, shall include the FERC Owner. Prior to the completion of the FERC Merger, all references herein to a Subsidiary of Sharyland shall include the FERC Operator~~.

“Subsidiary Guaranty” means each Guaranty provided by the Subsidiary Guarantors pursuant to Section 9.7(d), if any, substantially in the form of Exhibit 3 to the Agreement.

“Subsidiary Guarantor” means any Subsidiary of the Company that is a guarantor under a Guaranty pursuant to Section 9.7(d).

“Subsidiary Stock” means, with respect to any Person, the Capital Stock of any Subsidiary of such Person.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or

Schedule B-18

(To Annex A)

options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“System” means the Company’s and/or any Subsidiary’s (other than a Project Finance Subsidiary’s) integrated electrical transmission and distribution facilities located primarily in the State of Texas (which, as of the effective date of the Sixth Amendment to this Agreement, consists of approximately 675 line miles (or approximately 1,225 circuit miles) of 345 kV transmission lines, approximately 350 line/circuit miles of 138 kV transmission lines, and approximately 50 transmission stations which are located in 33 counties of Texas, primarily in the Panhandle and West Texas regions) and the systems and other property necessary to operate the transmission and distribution facilities, and all improvements to and expansions of such facilities, and each New Project (upon its completion) owned by the Company or a Subsidiary thereof; provided that, for the purposes hereof, “System” shall not be deemed to include any easements held by the Company or any Subsidiary.

~~“System Leases” means (1) the McAllen Lease, (2) the Stanton/Brady/Celeste Lease, (3) upon the effectiveness thereof, the Lease Agreement (ERCOT Transmission Assets) between the Company, as lessor, and Sharyland, as lessee, (4) upon the completion of the FERC Merger, the FERC Lease and (5) any and all other Leases and supplements thereto in connection with the System and the transmission and distribution facilities ancillary thereto and any easements associated therewith, in the case of each of the foregoing clauses (1) through (5) as amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof, in accordance with Section 9.8 and/or 10.16 of this Agreement, as applicable.~~

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Schedule B-19

(To Annex A)

“TDC” means Transmission and Distribution Company, L.L.C., a Texas limited liability company.

“TDC Note Agreement” means the Note Purchase Agreement, dated July 13, 2010, among TDC and the purchasers named therein.

“Third Amendment Date” means December 10, 2014.

“Total Debt” means, with respect to the Company, all Indebtedness of the Company on a consolidated basis; provided, however, that for purposes of calculating the Company’s Total Debt to Capitalization Ratio, the Company’s Total Debt shall exclude (a) Non-Recourse Debt of a Project Finance Subsidiary of the Company ~~and~~, (b) that portion of the Swap Termination Value defined in clause (b) of the definition of “Swap Termination Value” and ~~shall include Indebtedness of Sharyland on a consolidated basis (excluding Non-Recourse Debt of a Project Finance Subsidiary of Sharyland)~~(c) any Permitted Affiliate Loan.

“Total Debt to Capitalization Ratio” means (a) the Company’s Total Debt, divided by (b) the sum of (i) Total Debt plus (ii) the Company’s capitalization, as shown on the Company’s ~~balance sheet plus (iii) if positive, Sharyland’s capitalization, as shown on its~~ balance sheet. In connection with any transaction or series of related transactions not prohibited by this Agreement (including by waiver, consent or amendment given or made in accordance with Article XVII) pursuant to which the Company or any Subsidiary makes any acquisition or disposition of assets with a fair market value greater than $1,000,000, the Total Debt to Capitalization Ratio shall be calculated on a pro forma basis after giving effect to such transaction or series of related transactions as a whole (including any related incurrence, repayment or assumption of Indebtedness).

“Transaction Documents” means, collectively, the Note Documents ~~and the Leases~~ to which the Company or a Subsidiary thereof is a party.

“Transfer” means, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as in effect in such jurisdiction.

“UCC Collateral” means the Collateral that is of a type in which a valid security interest can be created under Article 8 or Article 9 of the UCC as in effect in New York.

“U.S. Economic Sanctions” shall mean United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, CISADA or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing.

Schedule B-20

(To Annex A)

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

“Yield-Maintenance Amount” is defined in Section 8.6.

Schedule B-21

(To Annex A)

RULES OF INTERPRETATION

1.

The singular includes the plural and the plural includes the singular; and words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires.

2.	The word “or” is not exclusive.

3.	A reference to any law includes any amendment or modification to such law, and all regulations, rulings and other laws and regulations promulgated under such law.

4.	A reference to a Person includes its successors and permitted assigns.

5.	Accounting terms have the meanings assigned to them by GAAP (as defined in the applicable Financing Agreement), as applied by the accounting entity to which they refer.

6.	The words “include,” “includes” and “including” are not limiting.

7.

A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

8.	References to “knowledge” or words of similar import refer to the actual knowledge of the current officers of the relevant Person, without any duty of investigation unless otherwise indicated.

9.

References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

10.	The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

11.	References to “days” shall mean calendar days, unless the term “Banking Days” shall be used. References to a time of day shall mean such time in New York City, unless otherwise specified.

12.

The section and subsection headings in a document are for convenience of reference only and shall neither be deemed to be a part of such document nor modify, define, expand or limit any of the terms or provisions thereof.

Schedule B-22

(To Annex A)

13.

References to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time.

Schedule B-23

(To Annex A)